UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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NTELOS Holdings Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JAMES S. QUARFORTH	401 Spring Lane Suite 300 P. O. Box 1990 Waynesboro, VA 22980 Telephone: 540 946-3500 Telecopier: 540 946-3595

March 12, 2009

Dear Stockholder:

You are cordially invited to attend our 2009 Annual Meeting of Stockholders of NTELOS Holdings Corp., which will be held at 9:00 a.m. (local time) on Tuesday, May 5, 2009, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York.

The principal business of the 2009 Annual Meeting of Stockholders will be (i) the election of eight directors to serve until the 2010 Annual Meeting of Stockholders, and (ii) the ratification of the appointment by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009. We will also review our results for the past fiscal year and report on significant aspects of our operations during the first quarter of 2009.

In accordance with the recent rules approved by the Securities and Exchange Commission, this year we are furnishing proxy materials to certain stockholders over the Internet. You may read, print and download our annual report and proxy statement at http://materials.proxyvote.com/67020Q. On or before March 23, 2009, we will mail our non-registered stockholders a notice containing instructions on how to access our 2009 proxy statement and annual report and vote online or by telephone. The notice also provides instruction on how those stockholders can request a paper copy of these documents if they desire. All other stockholders will continue to receive our annual report and proxy statement by mail.

If you do not attend the 2009 Annual Meeting of Stockholders, we request that you vote by telephone or Internet, or if you received a paper copy of the proxy card by mail, by signing your proxy card and mailing it in the envelope provided. The proxy card materials provide you with details on how to vote by these three methods. The prompt vote by telephone or Internet or return of your proxy card will be appreciated. If you decide to attend the 2009 Annual Meeting of Stockholders, you may revoke your proxy and personally cast your vote.

Thank you, and we look forward to seeing you at the 2009 Annual Meeting of Stockholders or receiving your proxy vote.

Sincerely yours,

James S. Quarforth
Chairman of the Board

NTELOS HOLDINGS CORP.

401 Spring Lane, Suite 300

Waynesboro, Virginia 22980

(540) 946-3500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2009 Annual Meeting of Stockholders of NTELOS Holdings Corp. (“NTELOS”) will be held at 9:00 a.m. (local time) on Tuesday, May 5, 2009, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York. The meeting is called for the following purposes:

1.	To elect eight directors to serve until the 2010 Annual Meeting of Stockholders;

2.	To ratify the appointment by NTELOS’ Audit Committee of the Board of Directors of KPMG LLP as NTELOS’ independent registered public accounting firm for the year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 9, 2009 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

Michael B. Moneymaker
Corporate Secretary

Waynesboro, Virginia

March 12, 2009

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. PLEASE VOTE YOUR SHARES BY TELEPHONE OR BY INTERNET SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU DECIDE TO ATTEND THE 2009 ANNUAL MEETING OF STOCKHOLDERS, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTE.

NTELOS HOLDINGS CORP.

401 Spring Lane, Suite 300

Waynesboro, Virginia 22980

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held May 5, 2009

This proxy statement is furnished by and on behalf of the Board of Directors of NTELOS Holdings Corp., or NTELOS, in connection with the solicitation of proxies for use at our 2009 Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on Tuesday, May 5, 2009, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York, and at any adjournments or postponements thereof. This proxy statement and the proxy card are being made available to our stockholders of record on March 9, 2009, the record date. Our Board of Directors is making these materials available to you on the Internet, or for registered stockholders or upon your request, is delivering printed versions of these materials to you by mail. On or before March 23, 2009, we will mail a notice to our non-registered stockholders containing instructions on how to access the proxy statement and annual report and vote, and on or about March 26, 2009, we will mail the proxy statement and annual report to all of our other stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 5, 2009:

The Proxy Statement and Annual Report are Available at

http://materials.proxyvote.com/67020Q.

THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES BY ANY OF THE THREE AVAILABLE METHODS—BY MAIL, BY TELEPHONE OR BY INTERNET. IF YOU VOTE BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD.

YOUR VOTE IS IMPORTANT!

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Stockholders can vote in person at the 2009 Annual Meeting of Stockholders or by proxy. There are three ways to vote by proxy:

•	By Telephone — Non-registered stockholders located in the United States can vote by following the instructions on the provided proxy card or voting instruction;

•	By Internet — Non-registered stockholders can vote by following the instructions on the provided proxy card or voting instruction; or

•	By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Internet and telephone facilities for stockholders of record will be available 24 hours a day and close at 11:59 p.m. (Eastern time) on May 4, 2009.

Unless contrary instructions are specified, if the proxy card is executed and returned (and not revoked) prior to the 2009 Annual Meeting of Stockholders, the shares of our common stock, $0.01 par value per share, or Common Stock, represented thereby will be voted FOR the proposals set forth in this proxy statement. The submission of a proxy will not affect a stockholder’s right to attend and to vote in person at the 2009 Annual Meeting of Stockholders. A stockholder who submits a proxy may change or revoke it at any time before it is voted by filing with our Secretary either a written revocation or an executed proxy bearing a later date, by attending and voting in person at the 2009 Annual Meeting of Stockholders or granting a subsequent proxy through the Internet or by telephone.

Only holders of record of Common Stock as of the close of business on the record date will be entitled to vote at the 2009 Annual Meeting of Stockholders. Holders of shares authorized to vote are entitled to cast one vote per share on all matters voted upon at the 2009 Annual Meeting of Stockholders. As of the close of business on the record date, there were 42,276,799 shares of Common Stock outstanding.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the 2009 Annual Meeting of Stockholders in order to vote.

Only stockholders who own Common Stock as of the close of business on March 9, 2009 will be entitled to attend the 2009 Annual Meeting of Stockholders. Proof of stock ownership as of this date and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the 2009 Annual Meeting of Stockholders. If you hold your shares of Common Stock in a brokerage account or through another nominee, you are the beneficial owner of those shares but not the record holder and you will need to obtain a “legal proxy” from the record holder to attend the 2009 Annual Meeting of Stockholders.

Quorum Required

According to our bylaws, the holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, the stockholders who are present at the 2009 Annual Meeting of Stockholders in person or by proxy and who abstain from voting are considered stockholders who are present and entitled to vote and they count toward a quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Broker shares that are not voted on any matter, or broker non-votes, will not be included in determining whether a quorum is present. Broker non-votes will not affect the outcome of the vote on the election of directors or the appointment of KPMG LLP.

Vote Required

Under rules of self-regulatory organizations governing brokers, brokers holding shares of record for customers generally are entitled to vote on routine matters without voting instructions from their customers. The election of directors and the ratification of the appointment of KPMG LLP are considered routine matters.

Under our bylaws, directors are elected by a plurality of the votes of the shares entitled to vote and present in person or represented by proxy at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. A stockholder may withhold votes from any or all nominees by notation on the proxy card. Except to the extent that a stockholder withholds votes from any or all nominees, the persons named in the proxy card, in their sole discretion, will vote such proxy for the election of the nominees listed below as directors. Abstentions will have no effect on the outcome of the election of directors.

Pursuant to the terms of the Amended and Restated Shareholders Agreement, dated as of February 13, 2006, among us, Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners-A, LP, Quadrangle NTELOS Holdings II LP (together with Quadrangle Capital Partners LP, Quadrangle Select Partners LP and Quadrangle Capital Partners-A LP, the Quadrangle Entities) and the management shareholders named therein, or the Shareholders Agreement, the Quadrangle Entities currently have the right to nominate three directors. The Shareholders Agreement also provides that one director will be our Chief Executive Officer for so long as he or she is employed by us. In accordance with the Shareholders Agreement, the Quadrangle Entities and the other management stockholders party thereto each are required to vote for such nominees and take all other necessary action to ensure that these nominees are elected to the Board of Directors. Accordingly, it is expected that these stockholders will vote for approval of the nominees for director identified below. The parties to the Shareholders Agreement, including the Quadrangle Entities, own an aggregate of approximately 29% of the shares entitled to vote.

With respect to the other matter to be voted upon at the 2009 Annual Meeting of Stockholders, ratifying the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2009 Annual Meeting of Stockholders to be approved. Abstentions will have the same effect as a vote against this proposal.

With respect to any other matters that may come before the 2009 Annual Meeting of Stockholders, if proxies are returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in our best interests and the best interests of our stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors

Our bylaws provide that the Board of Directors shall, subject to compliance with the Shareholders Agreement, consist of such number of directors as determined from time to time by resolution of the board. The current size of the Board of Directors is fixed at eight, and we currently have eight directors. The Board of Directors held nine meetings in 2008. During 2008, each member of the Board of Directors attended at least 94% of the aggregate number of (i) meetings of the Board of Directors and (ii) meetings held by all committees of the Board of Directors on which the director served. Each director is elected to a term of one year and serves until a successor is duly elected and qualified or until his or her death, resignation or removal.

Nominees Standing for Election

Messrs. Timothy G. Biltz, Daniel Fine, Daniel J. Heneghan, Eric B. Hertz, Michael Huber, James S. Quarforth and Jerry E. Vaughn and Ms. Julia B. North are standing for election as directors to the Board of Directors at the 2009 Annual Meeting of Stockholders, each to serve until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The Board of Directors has determined that the following nominees are “independent” under applicable Nasdaq and SEC rules as discussed below under “Corporate Governance Matters – Director Independence”: Messrs. Biltz, Heneghan, Hertz and Vaughn and Ms. North.

Pursuant to the terms of the Shareholders Agreement, the Quadrangle Entities currently have the right to nominate three directors. The Shareholders Agreement also provides that one director will be our Chief Executive Officer for so long as he or she is employed by us. The Quadrangle Entities have nominated Messrs. Fine, Hertz and Huber for election at the 2009 Annual Meeting of Stockholders. Mr. Quarforth is our Chief Executive Officer and has been nominated by the Board of Directors in accordance with the Shareholders Agreement.

Set forth below is certain biographical information furnished to us by the directors standing for election at the 2009 Annual Meeting of Stockholders:

Timothy G. Biltz, age 50, has been a director since December 21, 2006. From 1999 to 2005, Mr. Biltz was the Chief Operating Officer of SpectraSite, Inc., a publicly-traded wireless and broadcast signal tower company. SpectraSite filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in November 2003 and emerged from bankruptcy in February 2004. From 1989 to 1999 Mr. Biltz was employed by Vanguard Cellular Systems, Inc. in a number of posts of increasing responsibility. Most recently, he served as the Executive Vice President and Chief Operating Officer, responsible for sales, marketing, information technology, distribution, operations and human resources. Mr. Biltz currently serves on the Board of Directors and audit committee of iPCS, Inc., a wireless services provider. He has served as chairman of the board of iPCS, Inc. since November 2006.

Daniel Fine, age 31, has been a director since December 18, 2008. Since January 2008, Mr. Fine has served as a Vice President of Quadrangle Group LLC. From September 2005 to December 2007, Mr. Fine served as a Senior Associate of Quadrangle. Prior to joining Quadrangle, Mr. Fine was an Associate in the Leveraged Finance Group at CIBC World Markets Corp. Mr. Fine currently serves on the Board of Directors of Data & Audio-Visual Enterprises Holdings Inc. and as a managing member of Access Spectrum LLC.

Daniel J. Heneghan, age 53, has been a director since February 9, 2006. Mr. Heneghan currently serves as an advisor to the Semiconductor industry. Mr. Heneghan previously held the position of Chief Financial Officer of Intersil Corporation from its inception in August 1999 until June 2005. From 1996 to August 1999, Mr. Heneghan was Vice President and Controller of the semiconductor business at Harris Corporation (“Harris”). From 1994 to 1996, Mr. Heneghan was Vice President and General Manager of Digital Products in the semiconductor business at Harris. Mr. Heneghan also served at various times as Division Controller of the semiconductor business, Director of Planning and Director of Finance at Harris. Mr. Heneghan also serves on the Board of Directors and Audit Committee of Pixelworks, Inc., and Micrel, Inc.

Eric B. Hertz, age 54, has been a director since April 27, 2006. Mr. Hertz is currently a Board Director of Zumobi, Inc, a venture funded start-up in the mobile wireless content and marketing business in Seattle, WA. Mr. Hertz served as the CEO of Zumobi, Inc. from January 2007 through August 2008. From May 2002 to March 2006, Mr. Hertz was the Chief Operating Officer of Western Wireless Corporation, provider of rural wireless communications services. From May 2001 to May 2002, Mr. Hertz was President, West Region, of AT&T Digital Broadband Wireless, where he was responsible for leading the expansion of fixed wireless local loop technology for high speed Internet access and voice services. From 1991 to 2001, Mr. Hertz was employed by BellSouth Corp. in a number of posts of increasing responsibility. Most recently, he served as the Region Chief Operating Officer of BellSouth International, where he was responsible for managing the expansion of BellSouth wireless investments operations in Central America and Panama. Prior to that, Mr. Hertz was President and General Manager, Ecuador, of BellSouth International, where he was responsible for managing a $400 million investment in wireless mobile voice and data communications network. Prior to that, he was General Manager and then Regional Vice President of BellSouth Cellular.

Michael Huber, age 40, has been a director since April 27, 2005. Since January 2004, Mr. Huber has served as a Managing Principal of Quadrangle Group LLC, and since February 2008, Mr. Huber also has served as Co-President of Quadrangle. From June 2000 to December 2003, Mr. Huber served as a Vice President of Quadrangle. Prior to joining Quadrangle, Mr. Huber was a Vice President and an Associate in the Media and Communications Group at Lazard. Mr. Huber currently serves on the Board of Directors of Data & Audio-Visual Enterprises Holdings Inc. and as a managing member of Access Spectrum LLC and of Hargray Holdings LLC.

Julia B. North, age 61, has been a director since December 20, 2007. Ms. North is presently retired. Ms. North served as the President and Chief Executive Officer of VSI Enterprises, Inc. from 1997 to 1999. Prior to joining VSI Enterprises, Ms. North served as President of Consumer Services for BellSouth Telecommunications from 1994 to 1997. She currently serves on the Board of Directors of Acuity Brands, Inc. and Community Health Systems, Inc.

James S. Quarforth, age 54, has served as Chief Executive Officer, President and Chairman of the Board of Directors since May 2, 2005. Prior to this, Mr. Quarforth served in these capacities with NTELOS Inc. since June 2003 and he has been NTELOS Inc.’s and its subsidiaries’ Chief Executive Officer since May 5, 1999. He served as NTELOS Inc.’s President and Chief Executive Officer from May 5, 1990 to May 5, 1999 and as the Chairman of the Board of Directors of NTELOS Inc. from May 5, 1999 to February 13, 2001. He has been a director of NTELOS Inc. since 1987.

Jerry E. Vaughn, age 64, has been a director since December 20, 2007. Mr. Vaughn is presently retired. Mr. Vaughn served as the Chief Administrative Officer of Mobile Storage Group from November 2006 until its merger into Mobile Mini in June 2008. Mr. Vaughn served as Senior Vice President and Chief Financial Officer of Valor Communications Group, Inc., a telecommunication services provider, from 2005 until its merger into Windstream Corporation in July 2006. From 1999 to 2005, Mr. Vaughn served as Chief Financial Officer of US Unwired, Inc., a wireless communications provider. Prior to joining US Unwired, Inc., Mr. Vaughn served in executive positions with GE Capital, Nortel Networks and Mellon Bank.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

Committees of the Board of Directors

We have the following standing committees of the Board of Directors: Compensation Committee, Audit Committee and Nominating and Governance Committee. Each committee has a charter which is available for review at the following website, www.ntelos.com. The charters may be found by clicking “Investor Relations” and then “Committee Composition.”

Compensation Committee

The Compensation Committee presently consists of Messrs. Biltz (Chairperson) and Heneghan and Ms. North. The Compensation Committee met nine times during the year ended December 31, 2008. The Compensation Committee is responsible for:

•	developing and overseeing the implementation of our philosophy with respect to the compensation of executive officers;

•	determining the compensation and benefits of all of the executive officers;

•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives; and

•	administering our stock plans and other incentive compensation plans.

The Board of Directors has determined that all of the members of the Compensation Committee are independent as defined in Rules 4200(a)(15) and 4350(d) of the NASD Listing Standards for Nasdaq-listed companies.

Audit Committee

The Audit Committee presently consists of Messrs. Heneghan (Chairperson), Biltz and Vaughn. The Audit Committee met five times during the year ended December 31, 2008. The Audit Committee is responsible for overseeing:

•	our accounting and financial reporting processes;

•	the reliability of our financial statements;

•	the effective evaluation and management of our financial risks;

•	our compliance with laws and regulations; and

•	the maintenance of an effective and efficient audit of our annual financial statements by a qualified and independent auditor.

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined in Rules 4200(a)(15) and 4350(d) of the NASD Listing Standards for Nasdaq-listed companies and Sections 10A(m)(3)(a) and (B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate as prescribed by the NASD Listing Standards and that Messrs. Heneghan and Vaughn are each an “audit committee financial expert,” within the meaning of the regulations promulgated by the Securities and Exchange Commission (“SEC”). No member of the Audit Committee received any payments in 2008 from us or our subsidiaries other than compensation received as a director of NTELOS.

Nominating and Governance Committee

The Nominating and Governance Committee presently consists of Messrs. Hertz (Chairperson) and Vaughn and Ms. North. The Nominating and Governance Committee met one time during the year ended December 31, 2008. The Nominating and Governance Committee is responsible for:

•	identifying individuals qualified to become directors;

•	nominating qualified individuals for election to the Board of Directors at the annual meeting of shareholders;

•	recommending to the Board of Directors the individual directors to serve on the committees of the Board of Directors; and

•	at the request of the Board of Directors, overseeing corporate governance matters.

The Board of Directors has determined that all of the members of the Nominating and Governance Committee are independent as defined in Rules 4200(a)(15) and 4350(d) of the NASD Listing Standards for Nasdaq-listed companies.

Corporate Governance Matters

Identifying and Evaluating Nominees

The Shareholders Agreement currently entitles the Quadrangle Entities to designate three members of the Board of Directors, at least one of which must be “independent” under applicable Nasdaq and SEC rules. The Shareholders Agreement also provides that one director will be our Chief Executive Officer for so long as he or she is employed by us.

The Nominating and Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board of Directors, our officers and employees, and other sources that the Nominating and Governance Committee deems appropriate, including executive search firms. The Nominating and Governance Committee also will consider stockholder recommendations for nominees for director subject to such recommendations being made in accordance with our bylaws. In addition to the Nominating and Governance Committee’s charter, we have adopted Corporate Governance Guidelines that contain, among other matters, important information concerning the Nominating and Governance Committee’s responsibilities when identifying and evaluating nominees for director. You will find the charter and guidelines at www.ntelos.com by selecting the following links: “Investor Relations” and then “Committee Composition.”

As required by our bylaws, any stockholder recommendation for a nominee for director to be voted upon at the 2010 Annual Meeting of Stockholders must be submitted in writing to our Secretary or Assistant Secretary no later than 120 days nor more than 150 days before the first anniversary of this proxy statement. For nominations, such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) the class, series and number of shares of Common Stock that are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act and (E) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (ii) as to the stockholder giving the notice, (A) the name, and business address and residential address, as they appear on our stock transfer books, of such stockholder, (B) a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice, (C) the class, series and number of shares of Common Stock beneficially owned by such stockholder and (D) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder. These requirements are separate from the requirements that stockholders must meet to include proposals in the proxy materials for the 2010 Annual Meeting of Stockholders, discussed later in this proxy statement.

The Nominating and Governance Committee will evaluate all candidates for election to the Board of Directors, regardless of the source from which the candidate was first identified, based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes. In considering the individual nominees, the Nominating and Governance Committee will take into account the qualifications of other members of the Board of Directors to ensure that a broad variety of skill sets and experience beneficial to us and our business are represented on the Board of Directors and will also take into account the characteristics of each individual under consideration, including that individual’s competencies, experience, reputation, integrity, independence, potential for conflicts of interest and other appropriate qualities.

When considering a director standing for re-election, in addition to the attributes described above, the Nominating and Governance Committee shall consider that individual’s past contribution and future commitment to NTELOS. Additionally, the Nominating and Governance Committee will continue to seek to populate the Board of Directors with a sufficient number of independent directors to satisfy Nasdaq listing standards and SEC requirements. The Nominating and Governance Committee will also seek to ensure that the Board of Directors will have at least three independent members to serve on the Audit Committee that satisfy Nasdaq financial and accounting experience requirements and at least one member who qualifies as an “audit committee financial expert.”

There is no difference in the manner by which the Nominating and Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

Lead Director

In May 2008, the Board of Directors amended our Corporate Governance Guidelines to create the position of a Lead Director and our non-management directors designated Michael Huber to serve as our Lead Director. Our Lead Director has the following duties:

•	preside at all meetings of the Board of Directors at which the Chairman of the Board of Directors is not present, including executive sessions of the non-management directors;

•	serve as liaison between the Chairman of the Board of Directors and the non-management directors;

•	provide advice and counsel to the Chairman of the Board of Directors on Board of Directors meeting schedules and possible meeting agenda topics; and

•	have the authority to call meetings of the non-management directors.

Stockholder Communications with the Board of Directors

We encourage stockholders to communicate with the Board of Directors by sending written correspondence to the Chairperson of the Nominating and Governance Committee at: NTELOS Holdings Corp., Attention: Corporate Secretary, 401 Spring Lane, Suite 300, P.O. Box 1990, Waynesboro, Virginia 22980. The Chairperson of the Nominating and Governance Committee and his duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairperson of the Nominating and Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining whether further distribution is appropriate, and, if so, whether to (i) the full Board of Directors, (ii) one or more directors and/or (iii) other individuals or entities.

Director Independence

The Board of Directors considers director independence based both on the meaning of the term “independent director” set forth in Rule 4200(a)(15) of the listing standards for Nasdaq listed companies and on an overall review of transactions and relationships, if any, between the director and NTELOS. Presently, our board is comprised of a majority of independent directors and all committees of the Board of Directors are comprised only of independent directors.

In February 2009, the Nominating and Governance Committee and the Board of Directors undertook their annual review of director independence. During this review, the Board of Directors considered transactions and relationships, if any, between each director or any member of his or her immediate family and NTELOS. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

The Board of Directors has determined that Messrs. Biltz, Heneghan, Hertz and Vaughn and Ms. North are independent. Directors who are not independent, as determined by the Board of Directors, are our President and Chief Executive Officer, Mr. Quarforth, Mr. Huber, Managing Principal of certain of the Quadrangle Entities and Mr. Fine, Vice President of certain of the Quadrangle Entities. Please see “Certain Relationships and Related Transactions” below on page 33.

The independent directors of the Board of Directors met in executive session five times during 2008.

Policy Regarding Attendance at Annual Meetings

We have a policy encouraging directors to attend annual meetings of stockholders. Seven of our eight directors attended the May 2, 2008 annual meeting.

Codes of Ethics

We have also adopted a Code of Business Conduct and Ethics for directors, officers and employees. Copies of this code may be found at the following website, www.ntelos.com. You will find the code by selecting the following links: “Investor Relations” and then “Committee Composition.”

Director Compensation

The following table presents information relating to total compensation of the directors for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael Huber, Daniel Fine(1) and Henry Ormond(1)	$—	$—	$—	$—	$—	$—	$—
Daniel Heneghan	69,008	—	65,449	—	—	—	134,457
Eric Hertz	45,544	—	65,449	—	—	—	110,993
Timothy Biltz	60,012	—	65,449	—	—	—	125,461
Jerry Vaughn	46,108	—	65,449	—	—	—	111,557
Julia North	$46,908	$—	$65,449	$—	$—	$—	$112,357

(1)

Mr. Ormond, an employee of Quadrangle, tendered his resignation from the Board on December 18, 2008. Mr. Fine was designated by affiliates of Quadrangle to replace Mr. Ormond on the Board on December 18, 2008.

(2)

For a discussion of the assumptions used in determining the compensation cost associated with option awards, see note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008. The aggregate number of option awards outstanding at December 31, 2008 is the following for each director: 25,800 for Mr. Heneghan; 25,800 for Mr. Hertz; 17,200 for Mr. Biltz; 8,600 for Mr. Vaughn; and 8,600 for Ms. North.

The Compensation Committee periodically considers our director compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on the Board of Directors and its various committees. The Compensation Committee also takes into account the compensation policies of other public company boards of directors by reviewing the same group of companies as are reviewed by our Compensation Committee when considering the compensation of our executive officers. On March 2, 2009, after reviewing the board and committee member compensation of the Peer Group (as defined in “Compensation Discussion and Analysis” included herein), the Compensation Committee determined not to change existing retainers, committee fees and equity award grants.

During 2008, non-employee directors (excluding directors who are not independent directors that are designated by the Quadrangle Entities pursuant to our Shareholders Agreement and directors who are our employees) received a retainer of $25,008 per year, payable monthly. Additionally, during 2008, the chairperson of our Audit Committee received an annual retainer of $15,000 ($12,000 in 2007), the chairperson of our Compensation Committee received an annual retainer of $5,004 ($5,004 in 2007) and the chairperson of our Nominating and Governance Committee received an annual retainer of $5,004 (no retainer in 2007). During 2008, each such non-employee director also received $2,000 for each board meeting and stockholder meeting attended in person and $1,000 if attended telephonically in lieu of attending in person. For attendance at board committee meetings during 2008, each such non-employee director received

$1,500 ($1,000 in 2007) for attending in person or $800 ($600 in 2007) for attending telephonically in lieu of attending in person. We reimburse each of our directors for reasonable travel and other expenses incurred in connection with attending all board and board committee meetings. The Board of Directors believes that its members should be encouraged to own shares of our Common Stock, although we do not have a written policy requiring a minimum level of share ownership.

For fiscal year 2008, we had five non-employee directors, Timothy Biltz, Daniel Heneghan, Eric Hertz, Julia North and Jerry Vaughn. Mr. Quarforth is our Chief Executive Officer and the remaining directors who served in 2008 are members of the Quadrangle Entities and were therefore not compensated by us for their roles as directors, other than reimbursement for reasonable travel and other expenses incurred in connection with attending board and board committee meetings. In addition to their director status, Mr. Heneghan is chairperson of the Audit Committee and a member of the Compensation Committee, Mr. Hertz is chairperson of the Nominating and Governance Committee, Mr. Biltz is chairperson of the Compensation Committee and a member of the Audit Committee, Mr. Vaughn is a member of the Audit Committee and the Nominating and Governance Committee and Ms. North is a member of the Compensation Committee and the Nominating and Governance Committee and they are compensated accordingly as disclosed in the table above. During fiscal year 2008, we compensated Mr. Heneghan for attendance at five board meetings, four telephonic board meetings, two committee meetings and 15 telephonic committee meetings; Mr. Hertz for attendance at five board meetings, four telephonic board meetings and four telephonic committee meetings; Mr. Biltz for attendance at four board meetings, three telephonic board meetings, two committee meetings and 20 telephonic committee meetings; Mr. Vaughn for attendance at five board meetings, four telephonic board meetings, one committee meeting and seven telephonic committee meetings; and Ms. North for attendance at five board meetings, four telephonic board meetings, one committee meeting and eight telephonic committee meetings.

To assist us in attracting and retaining qualified and experienced individuals for service as non-employee directors, each such non-employee director receives an initial grant and thereafter, commencing on January 1 of the subsequent year, an annual grant of options to purchase 8,600 shares of our Common Stock with an exercise price equal to the closing price of our Common Stock on the Nasdaq Global Market on the date of grant.

Pursuant to our Non-Employee Director Equity Plan, we granted Messrs. Biltz, Heneghan, Hertz and Vaughn and Ms. North options to purchase 8,600 shares each of Common Stock on January 2, 2008 at an exercise price per share of $29.38, the last closing price of the Common Stock on the Nasdaq Global Market as of the date of grant. The grant date fair value of these options was $65,449, or approximately $7.61 per share. These options vested and became exercisable over the four quarters immediately following the grant date.

We also have a policy to provide, as needed, an ongoing education program for all directors and will pay the program costs and associated travel expenses related to such director education programs.

We do not pay additional compensation to directors who are not independent directors for their service as directors but do reimburse such employee directors for expenses incurred in attending meetings of the Board of Directors and its committees.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the Board of Directors, and serve until their successors are elected and qualified or until his or her earlier death, resignation or removal. Our executive officers presently include: James S. Quarforth, Carl A. Rosberg, Francis C. Guido, David R. Maccarelli, Michael B. Moneymaker and Mary McDermott. The following sets forth biographical information for our executive officers who are not directors. Biographical information for James S. Quarforth, who is also a director, is provided in the section entitled “Proposal 1—Election of Directors—Nominees Standing for Election” of this proxy statement.

Carl A. Rosberg, age 56, has been our Executive Vice President, President-Wireless, since May 2, 2005 through December 31, 2008. In connection with his anticipated retirement in March 2009, Mr. Rosberg resigned as President-Wireless as of December 31, 2008 and currently continues as an Executive Vice President through his anticipated retirement on March 31, 2009. Mr. Rosberg served as Executive Vice President, President-Wireless with NTELOS Inc. from June 2003 until May 2, 2005. Mr. Rosberg served as NTELOS Inc.’s Executive Vice President and Chief Operating Officer from February 2001 to June 2003 and as President and Chief Operating Officer from May 1999 to February 2001, when the merger between NTELOS Inc. and R&B Communications, Inc. became effective. From May 1990 to May 1999, he served as Senior Vice President of NTELOS Inc. Prior to joining NTELOS Inc., Mr. Rosberg held senior financial positions with Shenandoah Telecommunications Company.

Francis C. Guido, age 52, has been an officer of the company since 2005 and served as Vice President of sales, marketing and customer service before becoming Executive Vice President on October 15, 2008. On January 1, 2009, Mr. Guido assumed the duties of President of Wireless Operations. He has over 30 years of experience in the telecom industry including 20 years in wireless holding numerous sales and marketing leadership positions with Alltel, 360 Communications, Sprint, and Centel. In 1998, Mr. Guido joined the sales operations team at Alltel as Vice President and General Manager at Alltel for Western North Carolina before becoming Vice President of Marketing for Alltel in 1999 which included responsibilities for product, strategic marketing, marketing communications and brand integration.

David R. Maccarelli, age 56, has been our Executive Vice President, President-Wireline, since May 2, 2005. Prior to this, Mr. Maccarelli served in this capacity with NTELOS Inc. from June 2003 until May 2, 2005. Mr. Maccarelli served as NTELOS Inc.’s Senior Vice President—Wireline Engineering and Operations from May 2002 to June 2003. From February 2001 to May 2002, he served as NTELOS Inc.’s Senior Vice President and Chief Technology Officer and from January 1994 to February 2001 as NTELOS Inc.’s Senior Vice President. From January 1993 to December 1993, he served as Vice President—Network Services of NTELOS Inc. From June 1974 to December 1992, he held numerous leadership positions with Bell Atlantic. These positions encompassed operations, engineering, regulatory and business development.

Michael B. Moneymaker, age 51, has been our Executive Vice President and Chief Financial Officer, Treasurer and Secretary since May 2, 2005. Prior to this, Mr. Moneymaker served in these capacities with NTELOS Inc. from June 2003 until May 2, 2005. Mr. Moneymaker served as NTELOS Inc.’s Senior Vice President and Chief Financial Officer, Treasurer and Secretary from May 2000 to June 2003. From May 1999 to May 2000, he served as NTELOS Inc.’s Vice President and Chief Financial Officer, Treasurer and Secretary. From May 1998 to April 1999, he served as NTELOS Inc.’s Vice President and Chief Financial Officer. From October 1995 to April 1998, he served as NTELOS Inc.’s Vice President of Finance. Previously, he was a Senior Manager for Ernst & Young from October 1989 until October 1995.

Mary McDermott, age 54, has been our Senior Vice President—Legal and Regulatory Affairs since May 2, 2005. Prior to this, Ms. McDermott served in this capacity with NTELOS Inc. from August 2001 until May 2, 2005. From March 2000 to August 2001 she served as Senior Vice President and General Counsel of Pathnet Telecommunications, Inc. From April 1998 to March 2000, she served as Senior Vice President Chief of Staff for Government Relations for the Personal Communications Industry Association. From May 1994 to April 1998, she served as Vice President—Legal and Regulatory Affairs for the United States Telecom Association. She began her telecommunications career with the NYNEX legal department.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the NASD. These persons are also required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2008.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information, as of March 9, 2009, regarding the beneficial ownership of our Common Stock by our directors, named executive officers and stockholders owning more than 5% of our Common Stock.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 42,276,799 shares of Common Stock outstanding as of March 9, 2009. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purposes of computing the percentage ownership of any other person. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o NTELOS Holdings Corp., 401 Spring Lane, Suite 300, P.O. Box 1990, Waynesboro, Virginia 22980.

	Total Common Stock
Name and Address of Beneficial Owner	Number	%
Directors, named executive officers and stockholders owning more than 5%:

The Quadrangle Entities(1)	11,361,677	26.9%

Systematic Financial Management, L.P.(2)	4,179,657	9.9%

Timothy G. Biltz(3)	27,200	*

Daniel Fine(4)	11,361,677	26.9%

Daniel J. Heneghan(5)	25,800	*

Eric B. Hertz(6)	49,800	*

Michael Huber(4)	11,361,677	26.9%

Julia B. North(7)	9,600	*

James S. Quarforth(8)	346,782	*

Jerry E. Vaughn(9)	9,600	*

Carl A. Rosberg(10)	82,357	*

Michael B. Moneymaker(11)	207,217	*

David R. Maccarelli(12)	129,629	*

Mary McDermott(13)	88,309	*

All directors and executive officers as a group (12 persons)	12,151,216	28.7%

*	Less than 1%
(1)	Includes 4,023,696 shares of Common Stock owned by Quadrangle Capital Partners LP, 219,857 shares of Common Stock owned by Quadrangle Select Partners LP, 1,534,327 shares of Common Stock owned by

Quadrangle Capital Partners-A LP, 5,528,222 shares of Common Stock owned by Quadrangle NTELOS Holdings II LP and 55,575 shares of Common Stock owned by QCP GP Investors II LLC. Quadrangle NTELOS Holdings II LP has pledged its interest in 5,528,222 shares of Common Stock to secure repayment of a loan made to it by the Bank of Montreal. The address for the Quadrangle Entities is 375 Park Avenue, New York, NY 10152.

(2)

Represents beneficial ownership as of December 31, 2008 according to the Schedule 13G filed by Systematic Financial Management, L.P. on February 13, 2009. The address for Systematic Financial Management, L.P. is 300 Frank W. Burr Blvd., Glenpointe East, 7th Floor, Teaneck, NJ 07666.

(3)	Includes options to purchase 17,200 shares of Common Stock.
(4)

Represents 11,361,677 shares beneficially owned by the Quadrangle Entities. Mr. Huber is a Managing Principal and Co-President of Quadrangle Group LLC and Mr. Fine is a Vice President of Quadrangle Group LLC and each disclaims beneficial ownership of securities beneficially owned by the Quadrangle Entities.

(5)	Represents options to purchase 25,800 shares of Common Stock.
(6)	Includes options to purchase 25,800 shares of Common Stock.
(7)	Includes options to purchase 8,600 shares of Common Stock.
(8)	Includes options to purchase 49,550 shares of Common Stock.
(9)	Includes options to purchase 8,600 shares of Common Stock.
(10)	Includes options to purchase 12,057 shares of Common Stock.
(11)	Includes options to purchase 17,325 shares of Common Stock.
(12)	Includes options to purchase 15,715 shares of Common Stock.
(13)	Includes options to purchase 6,108 shares of Common Stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee

As described on page 7 of this proxy statement, we have a Compensation Committee of the Board of Directors (the “Committee”) that currently consists of the following non-management directors: Mr. Biltz, Mr. Heneghan and Ms. North. The Committee operates under a written charter adopted by the Board of Directors, which is available on our Internet website, http://www.ir-site.com/images/library/ntelos/CompensationCommitteeCharter_2006.pdf. This charter is reviewed annually by the Committee and was last amended on October 26, 2006. The Board of Directors has determined that the members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). In addition, no Committee member is a current or former employee.

General Philosophy

The objective of our compensation program is to attract and retain those employees whose judgment, abilities and experience will contribute to our continued success. The program is designed to provide overall competitive pay levels through a mix of base salary, bonus and equity compensation and ownership, create proper incentives to align management’s incentives with the long-term interests of our stockholders and reward superior performance. Our Committee is responsible for the following:

•	developing and maintaining an executive compensation policy that creates a direct relationship between pay levels, corporate performance and returns to stockholders;

•	determining the compensation and benefits of all of our Named Executive Officers, or NEOs;

•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	administering our stock plans and other incentive compensation plans; and

•	such other matters that are specifically delegated to the Committee by our Board of Directors from time to time.

Targeted Overall Compensation

Each of our NEOs has an employment agreement with us that we describe below. Pursuant to the NEOs’ employment agreements, each of our NEOs receives a base salary, which is reviewed annually by the Committee. The NEOs are also eligible to participate in the annual cash incentive plan (as discussed below) with an annual bonus potential up to a specified percentage of base salary. Each of the NEOs has annual corporate and personal goals and objectives and his or her performance is evaluated annually against those goals and objectives to assist in determining his or her total paid compensation. Under our compensation structure, the mix of base salary and bonus varies depending on the employee’s level within our organization. The Committee also retains the discretion to grant bonuses outside of our annual cash incentive plan (referred to below as our Team Incentive Plan or TIP). We have an Equity Incentive Plan which is used in connection with our annual bonus plan as well as to provide long-term incentives through the issuance of stock options, restricted stock or other long-term incentives to the NEOs as a component of total compensation.

To assist us in determining the base salaries, targeted bonus percentages and long-term incentive compensation of our NEOs for 2007, the Committee engaged the Hay Group (the “Consultant”), a nationally recognized compensation consulting firm, to perform a study of the compensation of our NEOs benchmarked against comparable senior executives in comparable telecommunications companies (the “Peer Group”) and market median information from the Consultant’s compensation database. The study analyzed the base salary, bonuses as a percentage of salary (combined “total cash compensation”) and long-term incentive payouts (collectively, “total direct compensation”). The Peer Group was selected based on a comparability study prepared by the Consultant, input from management and approval from the Committee.

To determine the base salary and targeted bonus percentages for 2008, the Committee elected to have management update the Hay Group study performed for 2007 in order to benchmark the compensation of our NEOs against comparable senior executives in comparable telecommunications companies and market median information previously provided by the Consultant. The Committee updated the Peer Group from 2007 based on input from management due to consolidation and other changes in the industry in order to best reflect companies that are similar to us in terms of revenue and market capitalization. The following 12 companies from the Consultant’s study remained in our Peer Group from 2007 to 2008: SureWest Communications; iPCS Inc.; Alaska Communications Systems Group, Inc.; General Communication, Inc.; Rural Cellular Corporation; Suncom Wireless Holdings, Inc.; Leap Wireless International, Inc.; Centennial Communications Corp.; Dobson Communications Corporation; Consolidated Communications Holdings Inc.; USA Mobility Inc. and Cincinnati Bell Inc. The following companies were in our Peer Group in 2007 but were removed by the Committee in 2008 due to their merging with other companies: Commonwealth Telephone Enterprises (merged with Citizens Communications) and US LEC Corporation (merged with PAETEC). In light of the removal of these two companies, the Committee reviewed various industry-comparable companies, considering multiple financial metrics as compared to the Company, and based on this review and input from management, the Committee added the following companies to our Peer Group in 2008: MetroPCS and PAETEC. The Committee also updated the market median information previously provided by the Consultant by an estimated inflation increase of 4% based on a review of publicly available compensation increase studies.

In addition to base salary and bonus, the NEOs participate in the Executive Supplemental Retirement Plan (a non-qualified pension plan) and our Amended and Restated Equity Incentive Plan (our “Equity Incentive Plan”), and they are entitled to participate in all of our and our subsidiaries’ employee benefit plans. We also provide other benefits and perquisites, including a monthly automobile allowance offered as a competitive perquisite, country club dues to foster business relationships and a term life insurance policy for each executive in accordance with his or her employment agreement.

Committee Process

The Committee designs, evaluates and approves our executive compensation plans, policies and programs. The Committee annually reviews and evaluates the goals and objectives relevant to the compensation of the Chief Executive Officer and annually evaluates the performance of the Chief Executive Officer in light of those goals and objectives. The Committee establishes compensation levels and compensation awards for the NEOs. To assist in determining the level of compensation and awards for the Chief Executive Officer, the members of the Committee review corporate performance over the past twelve months and the Chief Executive Officer’s compensation relative to management’s updated data from the 2007 study provided by the Consultant and Peer Group data available in public proxy statements, ensuring that the recommended compensation levels meet corporate objectives. For the remaining NEOs, the Chief Executive Officer reviews individual and corporate performance, management’s updated data from the compensation study provided by the Consultant and Peer Group data available in public proxy statements, and makes recommendations to the Committee, which are generally approved. The Chief Executive Officer does not make recommendations to the Committee regarding any component of his compensation. The Chief Executive Officer attends Committee meetings. However, the Committee also meets in executive session without the Chief Executive Officer (or other members of management) present when discussing the Chief Executive Officer’s compensation.

The Committee also administers our equity-based compensation plans and deferred compensation plans. The Committee also periodically reviews our management “talent” levels and management succession planning.

The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. The Committee reports regularly to the Board of Directors on matters relating to the Committee’s responsibilities. The Chairperson of the Committee works in conjunction with our senior management in establishing the agenda for Committee meetings. In addition, the Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties.

Deductibility of Compensation

It is the Committee’s intention and belief that grants of stock options and restricted stock and cash incentive awards made pursuant to the Equity Incentive Plan qualify for exemption from the deduction limits under Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as Section 162(m). Section 162(m) provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to certain of our NEOs. Because we completed our initial public offering in February 2006, we believe that the Section 162(m) deduction limits will not be applicable to us for fiscal year 2008. We believe awards granted under our Equity Incentive Plan are exempt from Section 162(m) until our 2010 annual stockholder’s meeting under relief provided to companies that become publicly held in connection with an initial public offering. Therefore, we believe that our Team Incentive Plan, which we refer to as our TIP, and the underlying cash bonus amounts made to our NEOs in 2008 pursuant to our TIP and our Equity Incentive Plan are exempt from Section 162(m). In approving the amount and form of compensation for our executive officers, the Committee will continue to consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). The Committee may still determine it is in our best interests that non-deductible compensation be awarded if deemed necessary to attract and retain qualified executive officers.

Base Salaries

Each NEO’s employment agreement sets forth a base salary which is subject to annual adjustments as determined by the Committee. The Committee’s practice is to adjust compensation for each NEO and all other employees in April each year which allows for consideration of audited financial results and approved bonus and long-term incentive grants. Annual salary adjustments take into consideration each NEO’s performance for the year and are designed to result in an adjusted salary that is within an acceptable range of the median salary for each NEO’s comparable position within the Peer Group. As the basis for determining the April 2008 raises granted to the NEOs, the Committee determined that the compensation study provided by the Consultant in 2007 coupled with the enhanced compensation disclosures in the proxy statements of our Peer Group provided sufficient benchmarking for 2008 compensation updates. During this review, the Committee considered the base salary of each NEO relative to the market median as reflected in the prior compensation study provided by the Consultant and the median base salary of the comparable position of the Peer Group, both adjusted for inflation. The Committee determined that for each of the NEOs, the base salary for 2008 was within an acceptable range of the market median and the average base salary for the comparable position of the Peer Group. The Chief Executive Officer’s base salary prior to the April 2008 increase was 88% of the average of the market median and Peer Group median (101% after the increase). For all other NEOs, the average base salary prior to the April 2008 increase was 93% of the average of the market median and the Peer Group median (98% after the increase). Additionally, the Committee considered the anticipated level of difficulty of replacing each of our officers with someone of comparable experience and skill and a review of each NEO’s personal performance and corporate accomplishments over the previous 12 months, which included the following:

•	completion of a secondary offering in March 2007;

•

execution of an amendment to our agreement with Sprint Spectrum L.P. in July 2007 to act as the exclusive wholesale provider of network services to all Sprint Nextel wireless customers in its western Virginia and West Virginia service area through July 31, 2015, representing a four year extension of the original agreement, and which committed us to perform network upgrades and changed pricing structures, including the addition of revenue minimum guarantees;

•

significant growth in Adjusted EBITDA (defined below in “Annual Cash Incentive Compensation”) and cash flows from operations which enabled us to amend our credit facility, the principal purpose of which was to establish a restricted payment basket which can be used to make certain restricted payments, including the ability to pay dividends, repurchase stock or advance funds to the Company, and which subsequently led to the Board initiating a quarterly cash dividend during 2007;

•	continued strong operating performance which led to a 40% increase in the per share cash dividends declared from the first quarter of 2007 to the fourth quarter of 2007;

•	growth in the company demonstrated through the wireless subscriber base growth and growth in strategic wireline services; and

•	exceeding business plan objectives for 2007 with our Company-wide performance at 191.6% of our 2007 Team Incentive Plan targeted achievement levels.

For the April 2008 salary increases, the Committee also considered our growth in revenues and Adjusted EBITDA (defined below in “Annual Cash Incentive Compensation”) of 13.7% and 17.7%, respectively. The 2008 raises represented increases of $67,500 to $517,500, or 15.0%, for Mr. Quarforth; $23,403 to $292,403, or 8.7%, for Mr. Moneymaker; $15,000 to $315,000, or 5.0%, for Mr. Rosberg; $8,540 to $252,540, or 3.5%, for Mr. Maccarelli; and $6,076 to $202,076, or 3.1%, for Ms. McDermott.

Annual Cash Incentive Compensation

Our practice is to award annual cash bonuses under our annual cash incentive plan, which we refer to as our Team Incentive Plan or “TIP,” which also constitute cash bonus amounts paid pursuant to our Equity Incentive Plan. Participation in the TIP is available to all of our salaried-exempt employees, including our NEOs, with a hire date prior to October 1 of the applicable year, except those employees who are covered by a formal sales incentive plan. The TIP award is equal to the product of (i) the individual’s eligible base salary earnings for the year, (ii) the individual’s targeted bonus percentage, (iii) our weighted performance achievement percentage and (iv) the individual’s performance achievement percentage. The TIP award gives an eligible participant the potential to receive a lump sum cash payment on or before March 15 of the succeeding year based on achievement of specified company-wide performance goals established by the Board of Directors and based on achievement of individual performance objectives, which are established at the beginning of the year under circumstances set forth in the annual cash incentive plan. An eligible employee must achieve at least a minimum overall individual performance rating in order to be eligible for an award under our TIP. Additionally, a TIP award may be decreased, or, other than for NEOs, an additional TIP award may be authorized, by the Committee in its discretion as necessary to support our business needs.

The purpose of the TIP is to focus corporate and individual efforts on the accomplishment of specific financial objectives and to motivate individual participants to achieve or contribute to these objectives. It also serves to assign an at-risk element to each of our NEO’s total compensation based directly on the achievement of desired results. The Committee determined the 2008 targeted bonus percentages for each of our NEOs after reviewing the average of the market median and Peer Group median annual cash incentive compensation as a percent of the average of the market median and Peer Group median salary (“Average Median Bonus Percentage”). The Average Median Bonus Percentage was 98% for Mr. Quarforth. In order to remain competitive, the Committee elected to increase Mr. Quarforth’s targeted bonus percentage from 75% in 2007 to 90% in 2008. The Peer Group median percentages for the remaining NEOs ranged from 48% to 68%. Based on this review, the Committee determined that the targeted bonus percentages for the remaining NEOs were competitive; therefore, their 2008 targeted bonus percentages remained unchanged at 60% for Messrs. Moneymaker, Rosberg and Maccarelli and 50% for Ms. McDermott.

With respect to the company-wide performance measure mentioned above, our performance was measured and weighted based on the following two factors in 2008, as determined by management and approved by the Board of Directors: (i) net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, voluntary early retirement program charges and non-cash compensation charges, which we refer to as Adjusted EBITDA, 55% and (ii) revenue, which measures total consolidated operating revenues from wireless, wireline and other communication services, net of inter-company eliminations, 45%. We selected these factors after considering the focus on these factors by the investment community in evaluating our company and the appropriateness and significance of growth in each of these factors in 2008. The Board of Directors also determined that successful progress related to the key projects and initiatives outlined in our 2008 business plan, including but not limited to major capital projects such as the EV-DO market deployment and fiber construction, would be a condition for the 2008 TIP payout due to their strategic importance to the continued growth of our business.

In 2008, the weighting for revenue increased from 33 1/3% to 45% and the weighting for Adjusted EBITDA increased from 33 1/3% to 55%. Free cash flow was eliminated as a performance measure in 2008 in light of the increased emphasis on revenue and Adjusted EBITDA. The increase in the weight of revenue is reflective of the importance of revenue growth on our long-term growth. The increase in the weight of Adjusted EBITDA reflects the importance of generating sufficient cash flows to continue to generate shareholder value, provide liquidity for future growth and to fund continued dividends and dividend increases. Although free cash flow was eliminated as a performance measure in 2008, the progress of major capital projects was considered and was a condition for the 2008 TIP payout, as described above. We believe Adjusted EBITDA is a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is a non-GAAP measure commonly used in the communications industry, and by financial analysts and others who follow the industry, to measure operating performance. Additionally, Adjusted EBITDA is a primary financial covenant measure in our Senior Credit Facility. Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity. We annually reassess the use and weighting of these and other factors.

The Committee established the 100% target achievement level for each performance factor based on the upcoming year’s business plan influenced by expected market growth rates, expected market conditions and other external factors, and was believed to be challenging yet achievable with continued strong execution of the Company’s business objectives. We set the minimum TIP award at 50% of the targeted achievement level to reflect the minimum acceptable performance and the appropriateness of a potential payout based on achieving the minimum growth percentages. We set the maximum TIP award at 200% of the targeted achievement level, which was believed to be realizable upon exceptional outperformance of the Company’s business objectives.

The following table details the minimum, target and maximum levels that had to be achieved in order for a 50%, 100% or 200% payout, respectively, for 2008. For more information on actual company achievement for 2008 and the resulting payouts for our NEOs, see the narrative following the “Grants of Plan-Based Awards” table.

($’s in thousands)	50% Minimum Payout			100% Target Payout			200% Maximum Payout
Performance Factor	2008 Minimum Achievement Level	Increase over prior year ($)	Increase over prior year (%)	2008 Target Achievement Level	Increase over prior year ($)	Increase over prior year (%)	2008 Maximum Achievement Level	Increase over prior year ($)	Increase over prior year (%)
Adjusted EBITDA	$213,650	$10,640	5.2%	$220,050	$17,040	8.4%	$238,450	$35,440	17.5%

Revenue	$525,205	$24,811	5.0%	$537,455	$37,061	7.4%	$570,455	$70,061	14.0%

Individual achievement of each of the NEO’s individual performance objectives for 2008 (other than our CEO’s) was reviewed by our CEO, who then reviewed these with the Committee. Our CEO’s achievement of his personal objectives for 2008 was reviewed by the Committee. Each of the NEOs was recognized for his or her contributions toward exceeding the Company’s company-wide performance measures for Adjusted EBITDA and revenues. Each NEO was also evaluated based on his or her performance toward meeting the operational and budgetary objectives for each executive’s functional area of responsibility. In addition, the following sets forth selected performance highlights for each of our NEOs that were considered in determining the individual performance achievement percentages under the Company’s annual cash incentive plan.

Name	2008 Performance Highlights
James S. Quarforth

•   Implemented an officer succession plan

•   Recruited and retained officers and key management personnel

•   Focused executive performance on key operational and financial performance measures

•   Led the evaluation of growth opportunities and strategic initiatives

•   Effectively communicated with external stakeholders, including investors and analysts

•   Provided oversight of the deployment of capital and resources, taking into consideration market conditions

Michael B. Moneymaker

•   Provided leadership to the corporate business units, including accounting, information technology, investor relations, human resources, tax, internal audit and regulatory, in the execution of their business plans

•   Provided oversight of the investor relations program, including the expansion of analysts coverage and communication with investors and analysts

•   Ensured disclosure controls and procedures were established and maintained to ensure compliance with the Sarbanes-Oxley Act

•   Provided leadership in the evaluation of growth opportunities, capital deployment and strategic initiatives

•   Assisted human resources and the officer team in the development and implementation of an ongoing succession planning process

•   Provided leadership in the use of cash for capital deployment, growth opportunities and dividends to shareholders

Carl A. Rosberg

•   Provided oversight of the upgrade of the wireless network to EV-DO in a quality and timely manner and the deployment of capital for cell site expansion and retail store enhancements and additions

•   Implemented enhanced data service offerings to capitalize on the capabilities of the EV-DO network in order to increase data ARPU

•   Managed the wireless subscriber gross additions, churn and ARPU initiatives

•   Focused on improving the customer experience through enhancements and expansion of our distribution channels and customer care

•   Provided oversight of the successful execution of major back office projects, including enhancements to our billing, payment processing and commission systems

•   Executed on the planned succession plan for the wireless organization

David R. Maccarelli

•   Provided oversight over the deployment of capital for wireline growth initiatives, including expansion of the wireline fiber network and fiber to the home deployment to support our IPTV-based video services in our local telephone markets

•   Contributed to exceeding key wireline operating initiatives, including growing strategic product revenues within the competitive wireline segment and lowering access expense as a percent of related revenues

•   Designed and implemented a wireline reorganization in conjunction with a voluntary early retirement program which resulted in ongoing cost savings

•   Successfully renewed the collective bargaining agreement covering certain employees within the wireline organization

•   Achieved high quality results for customer service and regulatory compliance

Mary McDermott

•   Provided legal advice and support to all levels within all NTELOS organizations, including advice on various legal disputes; negotiation and review of key intercarrier, vendor, and tower siting contracts, and spectrum licenses and video franchises

•   Handled all regulatory compliance and reporting requirements, including CPNI regulations and notifications, FTC Red Flag rules compliance, Universal Service Fund reporting, tariff filings, video compliance, and CALEA filings

•   Provided regulatory and legal oversight of complex access charge issues, tariffs, and billings, including dispute resolution and tariff interpretation

•   Prepared/coordinated filings and participated in hearings related to various industry issues before the Virginia State Corporation Commission, the West Virginia Public Service Commission, and the Federal Communications Commission

Based on the above individual performance achievements, the Committee determined that individual performance under the TIP for each of the NEOs was 100%. The Committee also approved an additional discretionary supplemental bonus payment for Mr. Quarforth in recognition of his individual achievement in 2008 with respect to his leadership in the Company’s outperformance of its business plan and in the Company’s appointment of a new Chief Operating Officer and a new President – Wireless.

Long-term Incentive Compensation

Our Equity Incentive Plan defines the incentive arrangements for eligible participants and:

•

authorizes the granting of stock options, stock appreciation rights, performance shares, restricted stock and other incentive awards, all of which may be made subject to the attainment of performance goals established by the Committee;

•	provides for the enumeration of the business criteria on which an individual’s performance goals are to be based; and,

•	establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant in the Equity Incentive Plan.

The Equity Incentive Plan permits the Committee to award stock options, grants of restricted stock, stock appreciation rights and performance unit awards that are tied to corporate performance because the Committee believes such awards provide an effective means of delivering incentive compensation and also encourage stock ownership on the part of management. The principal form of equity awards has been stock options as the Committee believes that they are an effective form of long-term incentive compensation given that the value is realized only upon an increase in the stock price of the Company above the strike price of the stock option grant.

With the exception of certain significant promotions and new hires, we intend to make these types of awards at a meeting of the Committee held in the first fiscal quarter of each year. The Committee selected this timing because it enables us to consider our and the potential recipients’ prior year performance and our expectations for the future. The awards also are made early in the year in order to maximize the time-period for the incentives associated with the awards. The Committee’s schedule also is designed so that future regular equity awards could be granted following the release of prior year financial results.

In determining 2008 equity awards, the Committee considered the most recent competitive market review of long-term incentives for its executive officers provided by the Consultant, which included an analysis of the Peer Group and market medians. In order to remain competitive with total compensation relative to the Peer Group and market medians, in the 2007 study the Consultant recommended, and the Committee approved, the following long-term incentive compensation targets as a percentage of base salary for our NEOs which represented the median of the Peer Group for each position: 106% for Mr. Quarforth; 62% for Mr. Moneymaker; 63% for Mr. Rosberg; 62% for Mr. Maccarelli; and 30% for Ms. McDermott. These target percentages were used to determine the level of 2007 stock option grants. Taking into account information received from the Consultant as to how other companies establish a base grant level, and assuming satisfactory individual performance, re-assess such level every two to three years, the Committee elected to grant each NEO the same the number of options for 2008 as it did in 2007. Accordingly, the Committee approved the following stock option grants for the NEOs on March 3, 2008 under the Equity Incentive Plan: 66,066 for Mr. Quarforth; 23,100 for Mr. Moneymaker; 26,177 for Mr. Rosberg; 20,953 for Mr. Maccarelli; and 8,144 for Ms. McDermott. The vesting for these stock options is 25% per year beginning with the first anniversary of the grant. This level of option grants represented the following as a percent of each NEO’s April 1, 2008 salary, given the fair value of approximately $5.39 per option on the grant date: 68.8% for Mr. Quarforth; 42.5% for Mr. Moneymaker; 44.8% for Mr. Rosberg; 44.7% for Mr. Maccarelli; and 21.7% for Ms. McDermott.

Our NEOs purchased shares of common stock in 2005 under our Equity Incentive Plan prior to our becoming a public company. After reviewing the value of the remaining unvested options that would exist after the final vesting of the previously purchased shares in May 2008, the Committee also approved restricted stock award grants for the following NEOs on March 3, 2008 in order to increase the in-the-money value of unvested equity securities as an additional retention instrument: Mr. Moneymaker, 5,000; and Ms. McDermott, 1,800. These restricted stock awards vest on March 3, 2011. This increased the percentage of 2008 long-term incentive grants to the NEO’s April 1, 2008 salary to 79.0% for Mr. Moneymaker and 40.7% for Ms. McDermott.

Pursuant to applicable SEC rules, the amounts reflected as stock awards in the Summary Compensation Table include the financial statement non-cash compensation cost related to shares of common stock purchased by our NEOs in 2005 prior to our becoming a public company, the non-cash compensation cost of cumulative restricted stock grants, and the amounts reflected as option awards in the Summary Compensation Table include the non-cash compensation cost of cumulative stock option grants. The 2008 financial statement amounts are the result of the final vesting of the shares of common stock purchased in 2005, approximately one third of the fair value of the restricted stock granted in 2008, and 25% of the fair value of the stock options granted each in 2007 and 2008. The 2007 financial statement amounts are the result of the vesting of 25% of the shares of common stock purchased in 2005 and 25% of the fair value of the stock options granted in 2007. The 2006 amounts are the result of the post-IPO vesting of 50% of the shares of common stock purchased in 2005 and the increase in the value of these shares since they were purchased in 2005.

Stock Ownership Guidelines

Our Board of Directors implemented stock ownership guidelines for our NEOs in 2006 because our Board of Directors believes that our NEOs should own and hold shares of our Common Stock to align the interests of our NEOs with the interests of our stockholders. The stock ownership guidelines require that each executive own a minimum number of shares of our Common Stock having a value equal to a multiple of the executive’s base salary (calculated as provided below). The guidelines for our NEOs are as follows: five times annual base salary for our Chief Executive Officer, three times annual base salary for our Executive Vice Presidents and two times annual base salary for our Senior Vice President.

Compliance with the guidelines is calculated using the executive’s base salary as of August 22, 2006, the date the guidelines were adopted. The value of the Common Stock was calculated as the average of the closing Common Stock price on Nasdaq for the trading days in the 90 calendar day period ending on the date the guidelines were adopted, or $13.89 per share. Each executive officer must maintain the minimum level of ownership provided in these stock ownership guidelines. This level does not fluctuate as a result of future changes in the executive’s base salary or in the Common Stock price.

As of December 31, 2008, the vested shares beneficially owned by our NEOs either directly or indirectly and the minimum shares of Common Stock required to be held by each NEO were as follows:

Name	Vested shares of Common Stock held	Minimum shares of Common Stock required to be held
James S. Quarforth	277,048	155,958
Michael B. Moneymaker	166,760	52,943
Carl A. Rosberg	70,300	63,099
David R. Maccarelli	107,186	50,847
Mary McDermott	79,210	27,358

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table included herein, each NEO also beneficially owns unexercisable stock options, which will become exercisable over time beginning in March 2009, and Mr. Moneymaker and Ms. McDermott own unvested shares of restricted stock, which will vest in 2011.

Employment Agreements

In connection with our acquisition of NTELOS Inc. on May 2, 2005, NTELOS Inc. entered into new employment agreements with the NEOs, which replaced existing employment agreements that NTELOS Inc. had with each of the NEOs. As the new owner of NTELOS Inc., we negotiated the terms of the employment agreements with the NEOs. We considered market norms in connection with entering into these employment agreements and modified such employment agreements accordingly. These new employment agreements provided that the base salary, TIP and pre-existing Pension and SERP plans would continue throughout the term of the employment agreements and they also provided non-compete provisions, change of control protection and severance arrangements. These employment agreements were amended as of the consummation of our initial public offering on February 8, 2006 to include us as a party to each employment agreement, to provide that the Board of Directors will take all administrative actions under the contract and will be the entity to whom the NEO reports, to bring the contracts into compliance with the new rules under Section 409A of the Internal Revenue Code, to revise the change of control definition to reflect current ownership by Quadrangle and to extend the term of the employment agreement upon a change of control of us. On December 18, 2008, the employment agreements were amended and restated. The principal purpose of the amendment and restatement was to bring the contracts into compliance with the new rules under Section 409A of the Internal Revenue Code relating to the timing of various payments under the employment agreement.

The agreements will renew automatically for successive one-year periods after the scheduled termination, unless either party gives written notice to the other at least six months prior to the end of the term. The employment agreement for Mr. Quarforth was amended in January 2009 and will expire on March 31, 2010 (previously January 1, 2010). The Committee elected to extend Mr. Quarforth’s employment agreement in connection with the announcement that Mr. James A. Hyde will join the Company as President and Chief Operating Officer in March 2009 and the intention that Mr. Hyde will succeed Mr. Quarforth as Chief Executive Officer upon Mr. Quarforth’s eventual retirement. For the remaining NEOs, the Committee elected not to provide a non-renewal notice on or before November 2, 2008 and, accordingly, the employment agreements were automatically renewed for one year and will expire on May 2, 2010.

Qualified Retirement Plan

We offer a qualified pension plan (the Revised Retirement Plan for Employees of NTELOS Inc. or the “Pension Plan”) for all employees hired before October 1, 2003 to provide an annual retirement benefit. As of December 31, 2008, we had 1,398 active full-time employees, of which 683 were covered by the Pension Plan. We believe that the Pension Plan is a valuable benefit in the retention of our experienced workforce. Each of our NEOs is a participant in the Pension Plan and the continuation of this plan is a condition of each NEO’s employment agreement.

Non-qualified Supplemental Retirement Plan

In addition to the Pension Plan, we provide the Executive Supplemental Retirement Plan (“SERP”) to supplement the retirement benefits payable under NTELOS Inc.’s tax-qualified plans to those key employees selected to participate. The SERP benefit is provided in the NEO’s employment agreements. The SERP Plan is a non-qualified, unfunded retirement plan that is provided primarily for the purpose of providing our NEOs with retirement benefits for the portion of their salary in excess of $230,000 which is not covered by the Pension Plan, and for the portion of their salary which is not covered by any other tax-qualified company-funded retirement benefit. The SERP Plan was amended in December 2006 to comply in form with Section 409A of the Internal Revenue Code of 1986, as amended.

Change of Control Payments

The employment agreements with our NEOs provide our NEOs with change of control protection as described under “Change of Control and Severance Arrangements” beginning on page 41 of this proxy statement. We believe that by providing our NEOs with this change of control protection, we allow our senior management to focus on running our company to maximize stockholder value and mitigate the necessity for management’s attention to be diverted toward finding new employment in the event a change of control occurs. We also believe our arrangement facilitates the recruitment of talented executives through the provision of guaranteed protection in the event we are acquired shortly after accepting an employment offer.

Severance Arrangements with our NEOs

Each NEO’s employment agreement provides for severance arrangements upon the occurrence of certain events, as described under “Change of Control and Severance Arrangements” beginning on page 41 of this proxy statement. We believe that companies should provide reasonable severance benefits to employees. With respect to our NEOs, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. Such arrangements also should disentangle us from the former executive as soon as practicable.

Perquisites and Other Benefits

We annually review any perquisites that our Chief Executive Officer and the other NEOs may receive. The Committee obtained and reviewed a list of perquisites and their prevalence in the market from the Consultant and determined that no changes to the perquisites and benefits provided by us to the NEOs would be necessary for 2008. We provide each of our NEOs with a vehicle allowance, which we believe is consistent with the practice of our competitors. We also want to encourage our senior management to belong to a local country club so that they have an appropriate venue for business meetings, an appropriate entertainment forum for customers and appropriate interaction with their communities. To that extent, we paid the annual country club dues for each of our NEOs. In addition to the cash and equity compensation discussed above, we provide our Chief Executive Officer and the other NEOs with the same benefit package available to all of our salaried employees. The package includes:

•	Health and dental insurance (portion of costs);

•	Basic life insurance;

•	Long-term disability insurance;

•	Participation in NTELOS Inc.’s Savings and Security Plan (401(k) plan), including company match; and,

•	Participation for those executives hired prior to October 1, 2003 in our Pension Plan.

We also provide the retirement and change of control benefits described above.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends that it be included in this proxy statement.

Submitted by: Compensation Committee

Timothy G. Biltz (Chairman)
Daniel J. Heneghan
Julia B. North

The Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our other filings and/or the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Compensation Committee Interlocks

The Compensation Committee currently consists of Messrs. Biltz and Heneghan and Ms. North. No member of the Compensation Committee was an employee of NTELOS during the last fiscal year or an officer of NTELOS in any prior period. There are no Compensation Committee interlocks between us and other entities involving our executive officers and members of the Board of Directors who serve as an executive officer or board member of such other entities.

Certain Relationships and Related Transactions

Our Board of Directors has adopted a written policy that generally provides that we may enter into a related party transaction only if the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; the transaction is approved by the disinterested members of the Board of Directors; or the transaction involves compensation approved by our Compensation Committee.

Our Audit Committee Charter provides that management shall report to the Audit Committee any proposed “related party” transaction that might be considered material to us or the related party, or required to be disclosed by applicable disclosure rules. The Audit Committee shall be responsible for the review and oversight contemplated by Nasdaq with respect to any such reported transactions. We have not entered into any related party transactions subsequent to our initial public offering in February 2006.

Mr. Fine is a Vice President and Mr. Huber is a Managing Principal of Quadrangle Group LLC, an affiliate of Quadrangle Capital Partners LP. In January 2005, NTELOS entered into an advisory agreement with Quadrangle Advisors LLC, an affiliate of Quadrangle Capital Partners LP, pursuant to which it provided financial, advisory and consulting services to NTELOS. The advisory agreement was terminated in February 2006 in connection with our initial public offering for consideration of approximately $6.5 million.

Executive Officer Compensation

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)

James S. Quarforth, Chief Executive Officer, President and Chairman of the Board of Directors	2008	$500,625	$55,644	$348,568	$196,703	$556,445	$1,921,096	$267,923	$3,847,004
	2007	445,813	64,063	1,045,705	102,145	640,633	1,003,508	134,750	3,436,617
	2006	429,589	—	4,092,670	—	379,413	809,236	692,880	6,403,788

Michael B. Moneymaker, Executive Vice President and Chief Financial Officer, Treasurer and Secretary	2008	286,552	—	163,520	68,777	212,335	413,330	162,117	1,306,631
	2007	263,031	30,238	401,726	35,715	302,381	218,192	83,214	1,334,497
	2006	242,625	19,643	1,572,271	—	196,429	174,417	274,293	2,479,678

Carl A. Rosberg, Executive Vice President, President – Wireless	2008	311,250	—	152,171	77,939	230,636	583,038	137,441	1,492,475
	2007	298,039	34,262	456,512	40,472	342,624	416,058	80,916	1,668,883
	2006	289,650	—	1,786,693	—	234,501	314,163	310,597	2,935,604

David R. Maccarelli, Executive Vice President, President – Wireline	2008	250,405	—	124,781	62,385	185,550	438,521	112,275	1,173,917
	2007	241,856	—	374,342	32,396	278,037	246,359	54,424	1,227,414
	2006	232,922	—	1,465,095	—	188,574	86,928	257,217	2,230,736

Mary McDermott, Senior Vice President – Legal and Regulatory Affairs	2008	200,557	—	60,462	24,248	123,844	155,499	77,010	641,620
	2007	194,500	—	149,406	12,591	186,331	48,835	34,411	626,074
	2006	$188,219	$—	$584,745	$—	$138,529	$16,803	$104,517	$1,032,813

(1)	Each of the NEOs has an employment agreement with us that sets forth his or her respective base salary. The base salary for each of the NEOs was increased in accordance with these employment agreements at the February 2008 Compensation Committee meeting.

During 2008, each of the NEOs participated in the NTELOS Inc. Savings and Security Plan (the “401(k) Plan”). NTELOS Inc.’s 401(k) Plan allows eligible employees to tax-defer up to 20% of their salary through contributions to their 401(k) Plan up to the IRS maximum of $15,500 for 2008. In addition, employees age 50 or older as of the last day of the calendar year are eligible to contribute up to 100% of their salary for the catch up contribution, up to the IRS maximum of $5,000 for 2008. The tax-deferred 401(k) contributions, net of any refunds, for all of our NEOs were $15,633 for 2008.

(2)	The Committee approved a discretionary supplemental bonus payment for Mr. Quarforth in recognition of his individual achievement in 2008 with respect to his leadership in the Company’s outperformance of its business plan and in the Company’s appointment of a new Chief Operating Officer and a new President – Wireless.
(3)	The values for each year presented were computed in accordance with SFAS No. 123 (revised 2004), Share-Based Payments (SFAS No. 123R) and represent the non-cash compensation cost recorded in our financial statements during each year presented related to shares of Class A Common Stock that were purchased by each NEO in May 2005 at $0.47 per share, which represented the fair value at the time of sale, and the non-cash compensation cost recorded in our financial statements during 2008 related to restricted stock that was granted in March 2008. For a discussion of the assumptions used in determining the compensation cost associated with these shares, see note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008.
(4)	The values for 2007 and 2008 were computed in accordance with SFAS No. 123R and represent the non-cash compensation cost recorded in our financial statements during 2007 and 2008 related to stock options that were granted to the NEOs in March 2007 and 2008. For a discussion of the assumptions used in determining the compensation cost associated with option awards, see note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008.
(5)	For 2008, our Company performance achievement percentage was 123.5% and the individual performance achievement percentages were: 100% for Mr. Quarforth, 100% for Mr. Moneymaker, 100% for Mr. Rosberg, 100% for Mr. Maccarelli and 100% for Ms. McDermott.
(6)	The Company applied the measurement date provisions required by SFAS No. 158 for both its qualified and non-qualified pension plans in 2008; as such, the Company’s measurement date changed from September 30 to December 31. The 2008 values reported in the table for both plans have been annualized (thereby adjusted from a 15-month period to a 12-month period).

The 2008 values consist entirely of the change in the value of accumulated pension benefits for the qualified and non-qualified pension plans and represent the following for each NEO. For Mr. Rosberg, the 2008 values are based on his announced retirement date of March 31, 2009. For all other NEOs, the values are based on the earliest date at which there is no early retirement reduction.

•	for Mr. Quarforth, the table includes $233,017 representing the change in value under the qualified pension plan and $1,688,079 representing the change in value under the non-qualified pension plan;

•	for Mr. Moneymaker, the table includes $74,731 representing the change in value under the qualified pension plan and $338,599 representing the change in value under the non-qualified pension plan;

•	for Mr. Rosberg, the table includes ($8,962) representing the change in value under the qualified pension plan and $592,000 representing the change in value under the non-qualified pension plan;

•

for Mr. Maccarelli, the table includes $114,916 representing the change in value under the qualified pension plan and $323,605 representing the change in value under the non-qualified pension plan; and,

•	for Ms. McDermott, the table includes $52,396 representing the change in value under the qualified pension plan and $103,103 representing the change in value under the non-qualified pension plan.

(7)	Included in “All Other Compensation” for 2008 are the following elements that exceed $10,000 and perquisites required to be reported:

•

During 2008, we paid dividends in the amount of $0.84 per share on all shares of common stock. The portion of these dividends related to Common Stock that was purchased in May 2005 under the Equity Incentive Plan by each NEO (formerly Class A Common Stock) amounted to: $232,720 for Mr. Quarforth; $140,078 for Mr. Moneymaker; $105,667 for Mr. Rosberg; $88,083 for Mr. Maccarelli; and $68,595 for Ms. McDermott;

•	Perquisites totaling more than $10,000 in the aggregate for Messrs. Quarforth, Moneymaker, Rosberg and Maccarelli, inclusive of the following:

•

automobile allowance offered as a competitive perquisite, which includes a monthly vehicle allowance, gas reimbursement up to 12,000 miles and personal property tax reimbursement ($10,924 for Mr. Quarforth; $9,213 for Mr. Moneymaker; $10,615 for Mr. Rosberg and $10,980 for Mr. Maccarelli);

•	country club dues and fees to foster business relationships ($8,810 for Mr. Quarforth; $3,011 for Mr. Moneymaker; $2,760 for Mr. Rosberg and $2,994 for Mr. Maccarelli);

•	retirement gift in the amount of $8,167 in the aggregate for Mr. Rosberg;

•	additional long-term disability premium payments of $2,682 for Mr. Quarforth; and,

•	premium payments on external life insurance policies in accordance with each NEO’s employment agreement.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(2)	(#)(3)	($/Sh)	Awards
James S. Quarforth	n/a	$225,281	$450,563	$901,125	$—	$—	$—	—	—	$—	$—
	3/3/2008	—	—	—	—	—	—	—	66,066	21.32	355,819

Michael B. Moneymaker	n/a	85,966	171,931	343,863	—	—	—	—	—	—	—
	3/3/2008	—	—	—	—	—	—	—	23,100	21.32	124,412
	3/3/2008	—	—	—	—	—	—	5,000	—	—	106,600

Carl A. Rosberg	n/a	93,375	186,750	373,500	—	—	—	—	—	—	—
	3/3/2008	—	—	—	—	—	—	—	26,177	21.32	140,984

David R. Maccarelli	n/a	75,122	150,243	300,486	—	—	—	—	—	—	—
	3/3/2008	—	—	—	—	—	—	—	20,953	21.32	112,849

Mary McDermott	n/a	50,139	100,279	200,557	—	—	—	—	—	—	—
	3/3/2008	—	—	—	—	—	—	—	8,144	21.32	43,862
	3/3/2008	$—	$—	$—	$—	$—	$—	1,800	—	$—	$38,376

(1)	For 2008, our performance achievement percentage was 123.5% and the individual performance percentages were: 100% for Mr. Quarforth, 100% for Mr. Moneymaker, 100% for Mr. Rosberg, 100% for Mr. Maccarelli and 100% for Ms. McDermott. Therefore, on March 12, 2009, we made the following payouts to our NEOs: $556,445 for Mr. Quarforth; $212,335 for Mr. Moneymaker; $230,636 for Mr. Rosberg; $185,550 for Mr. Maccarelli and $123,844 for Ms. McDermott. For further information on the individual performance percentages for 2008, see “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis included herein. In addition, the discretionary supplemental bonus of $55,644 for Mr. Quarforth was paid on March 12, 2009.
(2)	On March 3, 2008, the Compensation Committee, after considering a competitive market review of long-term incentives for its executive officers, approved restricted stock grants under the Equity Incentive Plan. The closing stock price on the date of the grant, which also represents the fair value of these awards, was $21.32 per share.

(3)	On March 3, 2008, the Compensation Committee, after considering a competitive market review of long-term incentives for its executive officers, approved stock option grants under the Equity Incentive Plan. The Black-Scholes grant date fair value of these option awards was $5.39 per share.

As described in the “Annual Cash Incentive Compensation” section of the Compensation Discussion and Analysis, our company performance was measured and weighted based on the following two factors for 2008, as determined by management and approved by the Committee: (i) Adjusted EBITDA, 55% and (ii) revenue, 45%.

The following table details the minimum, target and maximum levels that had to be achieved in order for a 50%, 100% or 200% payout, respectively, for 2008:

($’s in thousands)	50% Minimum Payout			100% Target Payout			200% Maximum Payout
Performance Factor	2008 Minimum Achievement Level	Increase over prior year ($)	Increase over prior year (%)	2008 Target Achievement Level	Increase over prior year ($)	Increase over prior year (%)	2008 Maximum Achievement Level	Increase over prior year ($)	Increase over prior year (%)
Adjusted EBITDA	$213,650	$10,640	5.2%	$220,050	$17,040	8.4%	$238,450	$35,440	17.5%
Revenue	$525,205	$24,811	5.0%	$537,455	$37,061	7.4%	$570,455	$70,061	14.0%

Actual achievement for 2008 was the following for each factor: Adjusted EBITDA achieved $227.1 million, resulting in the achievement of 137.1% of target payout for this element and revenue achieved $539.8 million, resulting in the achievement of 106.9% of target payout for this element. The Committee also considered the Company’s progress related to the key projects and initiatives outlined in our 2008 business plan, including but not limited to major capital projects such as the EV-DO market deployment and fiber construction, and determined that sufficient progress was achieved in 2008 to warrant a TIP payout at the company-wide performance achievement level based on Adjusted EBITDA and revenue results.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards						Stock Awards
	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James S. Quarforth	—	66,066	(1)	—	$18.14	3/5/2017	—		$—	—	$—
	—	66,066	(2)	—	21.32	3/3/2018	—		—	—	—

Michael B. Moneymaker	—	23,100	(1)	—	18.14	3/5/2017	—		—	—	—
	—	23,100	(2)	—	21.32	3/3/2018	—		—	—	—
	—	—		—	—	—	5,000	(3)	123,300	—	—

Carl A. Rosberg	—	26,177	(1)	—	18.14	3/5/2017	—		—	—	—
	—	26,177	(2)	—	21.32	3/3/2018	—		—	—	—

David R. Maccarelli	—	20,953	(1)	—	18.14	3/5/2017	—		—	—	—
	—	20,953	(2)	—	21.32	3/3/2018	—		—	—	—

Mary McDermott	—	8,144	(1)	—	18.14	3/5/2017	—		—	—	—
	—	8,144	(2)	—	21.32	3/3/2018	—		—	—	—
	—	—		—	$—	—	1,800	(3)	$44,388	—	$—

(1)	The stock options granted in 2007 vest as follows: 50% vested on March 5, 2009 and 25% vest on each of March 5, 2010 and 2011.
(2)	The stock options granted in 2008 vest as follows: 25% vested on March 3, 2009 and 25% vest on each of March 3, 2010, 2011 and 2012.
(3)	The restricted stock awards granted in 2008 vest on March 3, 2011.
(4)	The market value of the Common Stock as of December 31, 2008 was $24.66 per share.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting(1) (#)	Value Realized Upon Vesting(2) ($)
James S. Quarforth	—	$—	96,910	$2,714,449
Michael B. Moneymaker	—	—	55,800	1,562,958
Carl A. Rosberg	—	—	58,039	1,625,672
David R. Maccarelli	—	—	26,215	734,282
Mary McDermott	—	$—	20,753	$581,292

(1)	As described herein, the remaining unvested shares of Class A Common Stock owned by each NEO vested on May 2, 2008.

The total shares for Messrs. Quarforth, Rosberg and Maccarelli included in the table above do not reflect shares originally purchased by each NEO which were subsequently transferred to irrevocable trusts or non-dependent family members in 2005 and which are no longer beneficially owned by these NEOs. The number of these shares that vested during 2008 amount to the following for each NEO: 48,344 for Mr. Quarforth; 5,372 for Mr. Rosberg and 25,783 for Mr. Maccarelli.

(2)	The closing market value of the Common Stock on May 2, 2008 was $28.01 per share.

Pension Benefits

Name	Plan Name	Number of Years Credited Service(3) (#)	Present Value of Accumulated Benefits(4) ($)	Payments During the Last Fiscal Year ($)
James S. Quarforth	Revised Retirement Plan for Employees of NTELOS Inc.(1)	29	$1,141,348	$—
	Supplemental Executive Retirement Plan(2)	29	4,560,754	—
Michael B. Moneymaker	Revised Retirement Plan for Employees of NTELOS Inc.(1)	14	315,668	—
	Supplemental Executive Retirement Plan(2)	14	692,014	—
Carl A. Rosberg	Revised Retirement Plan for Employees of NTELOS Inc.(1)	21	507,358	—
	Supplemental Executive Retirement Plan(2)	21	1,360,010	—
David R. Maccarelli	Revised Retirement Plan for Employees of NTELOS Inc.(1)	17	470,637	—
	Supplemental Executive Retirement Plan(2)	17	570,605	—
Mary McDermott	Revised Retirement Plan for Employees of NTELOS Inc.(1)	8	165,994	—
	Supplemental Executive Retirement Plan(2)	8	$130,965	$—

(1)	We offer a qualified pension plan (the Revised Retirement Plan for Employees of NTELOS Inc. or the “Pension Plan”) for all employees hired before October 1, 2003, to provide an annual retirement benefit. Each of our NEOs is a participant in the Pension Plan and the continuation of this plan is a condition of each NEO’s employment agreement. The Pension Plan is funded entirely by company contributions and there is a five year cliff vesting period. The accrued benefit is based on the monthly highest average compensation over a consecutive five-year period of employment with us and the NEO’s years of benefit service under the Pension Plan. A year of benefit service is a year in which a participant completes at least 1,000 hours of service. Compensation as defined in this plan includes total compensation from us for the year, increased by any pre-tax contributions made under our 401(k) plan and /or (Section 125) cafeteria plan. No more than the IRS maximum allowable compensation, or $230,000 for 2008, is taken into account for Pension Plan purposes.

A NEO may elect early retirement any time after age 55 and the completion of five years of service. Messrs. Rosberg and Maccarelli are currently eligible for such early retirement. If a NEO retires on or after an early retirement date, but prior to the normal retirement date (age 65 and the completion of five years of service), such NEO will be entitled to receive a monthly benefit commencing on the normal retirement date. If the NEO elects to have the monthly benefit commence prior to his or her normal retirement date, the monthly benefit will be reduced to reflect the earlier distribution of the benefit. The following schedule outlines the percent of benefit a NEO would receive if the NEO elects to have the monthly benefit commence prior to the normal retirement date:

	Percentage That Applies to Base Formula
	Participants Whose Age and Years of Service Equal at Least 85
Age at Retirement	Percentage That Applies to Covered Compensation	Percentage That Applies to Compensation in Excess of Covered Compensation	Participants with at least 25 years of service	All Other Participants
64	100.00%	100.00%	100.00%	93.33%
63	100.00%	100.00%	100.00%	86.67%
62	100.00%	100.00%	100.00%	80.00%
61	100.00%	95.00%	73.33%	73.33%
60	100.00%	90.00%	66.67%	66.67%
59	100.00%	85.00%	63.33%	63.33%
58	100.00%	80.00%	60.00%	60.00%
57	100.00%	75.00%	56.67%	56.67%
56	100.00%	68.80%	53.33%	53.33%
55	100.00%	63.20%	50.00%	50.00%

As noted in the above table, if a NEO has completed at least 25 years of benefit service and is at least 62 years of age, there will be no reduction for early retirement. Also noted in the above table, if the sum of the NEO’s age and years of benefit service equal 85 or more (“Rule of 85”), there will be no reduction in the benefit up to the average (without indexing) of the taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the Participant attains (or will attain) Social Security retirement age (“Covered Compensation”). The present value of accumulated benefits in the Pension Benefits Table above have been computed assuming the NEOs will retire and the benefits will commence when they meet the Rule of 85 at the following dates: January 1, 2010 for Mr. Quarforth; January 1, 2019 for Mr. Moneymaker; and January 1, 2015 for Mr. Maccarelli. For Ms. McDermott, the Pension Benefits Table above reflects the present value of accumulated benefits at age 65, as she will reach age 65 before she meets the Rule of 85. She can retire on February 1, 2020 with no reduction in her pension benefit. For Mr. Rosberg, the Pension Benefits Table above reflects the present value of accumulated benefits as of December 31, 2008 based on his announced retirement date of March 31, 2009.

(2)	In addition to the Pension Plan, we provide the Executive Supplemental Retirement Plan (“SERP”) to supplement the retirement benefits payable under NTELOS Inc.’s tax-qualified plans to those key employees selected to participate. The SERP benefit is provided in the NEO’s employment agreements. The SERP Plan is a non-qualified, unfunded retirement plan and there is a seven year cliff vesting period. The SERP benefit is calculated by multiplying the NEO’s monthly highest average compensation over a consecutive five-year period of employment with us by the applicable percentage based on the NEO’s years of service (the “SERP Benefit Percentage(s)”), less the monthly retirement annuity payable under the Pension Plan, the monthly benefit payable to the NEO at age 62 under the Federal Social Security Act, the monthly benefit that would be payable to the NEO based on the employer-provided benefit under the 401(k) Plan and the monthly benefit calculated in connection with the lump sum distributions paid as of December 31, 2004 upon liquidation of the SERP Plan that was adopted March 22, 1982 (the “Old SERP Plan”) and May 2, 2005 in connection with our acquisition of NTELOS Inc.

At December 31, 2008, the vested SERP Benefit Percentages were the following for our NEOs: 71.0% for Mr. Quarforth, 48.0% for Mr. Moneymaker, 59.0% for Mr. Rosberg, 53.0% for Mr. Maccarelli and 36.0% for Ms. McDermott. If a NEO voluntarily terminates employment with us, without good reason (as defined in the employment agreements), prior to reaching the normal retirement date or the Rule of 85, the payout is reduced by 50% to reflect early commencement based on the reasonable actuarial factors and assumptions employed under the Pension Plan. If a NEO is terminated without cause, if he or she terminates employment for good reason or if a change of control occurs, each NEO will receive credit for an additional two years of service, which would result in the following SERP Benefit Percentages as of December 31, 2008: 74.0% for Mr. Quarforth, 51.5% for Mr. Moneymaker, 56.0% for Mr. Maccarelli and 40.0% for Ms. McDermott. Additionally, if a NEO is terminated without cause, if he or she terminates employment for good reason or if a change of control and a concurrent termination occurs prior to what would have been the NEO’s normal retirement date, the 50% early commencement reduction shall not be reduced below the minimum benefit percentage calculated consistent with the methodology employed in the Pension Plan (as set forth in the SERP plan document). For each of our NEOs, the minimum SERP Benefit Percentage would be the following if the NEO were terminated without cause, if he or she terminated employment for good reason or if a change of control and concurrent termination occurred on December 31, 2008: 99.0% for Mr. Quarforth, 79.0% for Mr. Moneymaker, 87.0% for Mr. Maccarelli and 70.0% for Ms. McDermott. Due to his announced retirement date of March 31, 2009, only the current SERP Benefit Percentage has been provided for Mr. Rosberg.

(3)	For the Pension Plan, years of credited service as of the December 31, 2008 measurement date for each of the NEOs exceed actual years of service by one year due to the timing of the Pension Plan year (June 30 year end), and the hire dates of these employees. As described above, a year of benefit service is achieved when a participant completes 1,000 hours of service in a plan year. This difference amounted to an increase in the accumulated benefit of $39,357 for Mr. Quarforth; $22,548 for Mr. Moneymaker; $32,428 for Mr. Rosberg; $27,685 for Mr. Maccarelli; and $20,749 for Ms. McDermott.

Years of credited service for the SERP are calculated identically to years of credited service for the Pension Plan. As noted above, due to the June 30 Pension Plan year end, the years of credited service for the SERP for each of the NEOs exceeds actual years of service by one year. This difference amounted to an increase in the accumulated benefit of $157,267 for Mr. Quarforth; $49,430 for Mr. Moneymaker; $63,759 for Mr. Rosberg; $33,565 for Mr. Maccarelli; and $16,371 for Ms. McDermott.

(4)	The present value of accrued Pension and SERP benefits are as of December 31, 2008. For a discussion of the assumptions used in quantifying the present value of the current accrued benefit, see note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

Change of Control and Severance Arrangements

Change of Control Arrangements

The employment agreements with our NEOs provide our NEOs with change of control protection (other than Mr. Rosberg’s employment agreement in which the change of control protection was deleted due to his pending retirement in March 2009 as part of the amendment and restatement of our NEO’s employment agreements in December 2008). A “change of control” is defined in each of the NEO’s employment agreements to mean any of the following events, except that a change of control does not include any of the events described below that occurs directly or indirectly as a result of or in connection with the Quadrangle Entities and/or their affiliates, related funds and co-investors becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our securities representing more than 51% of the combined voting power of the then outstanding securities, or our stockholders approve a merger, consolidation or reorganization between us and any other company and such merger, consolidation or reorganization is consummated, and after such merger, consolidation or reorganization of the Quadrangle Entities and/or their respective affiliates, related funds and co-investors acquire more than 51% of the combined voting power of our then outstanding securities:

•

any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our securities representing more than fifty-one percent (51%) of the combined voting power of the then outstanding securities;

•

consummation of a merger, consolidation or reorganization between us and any other company, or a sale of all or substantially all our assets (a “Transaction”), other than (i) a Transaction that would result in our voting securities outstanding immediately prior thereto continuing to represent either directly or indirectly more than 51% of the combined voting power of our then outstanding securities or such surviving or purchasing entity;

•	our stockholders approve a plan of complete liquidation for us and such liquidation is consummated;

•

a sale, transfer, conveyance or other disposition (whether by asset sale, stock sale, merger, combination or otherwise) (a “Sale”) of a “Material Line of Business” (as defined in each of the respective employment agreements) (other than any such sale to the Quadrangle Entities or their affiliates, related funds and co-investors ), except that with respect to this, there shall only be a change of control with respect to a NEO who is employed at such time in such Material Line of Business (whether full or part-time), and the NEO does not receive an offer for “comparable employment” with the purchaser and the NEO’s employment is terminated by us or any of our affiliates no later than six months after the consummation of the Sale of the Material Line of Business. For these purposes, “comparable employment” means that (i) the NEO’s base salary and target incentive payments are not reduced in the aggregate, (ii) the NEO’s job duties and responsibilities are not diminished (but a reduction in our size as the result of a Sale of a Material Line of Business, or the fact that the purchaser is smaller than us, shall not alone constitute a diminution in the named executive officer’s job duties and responsibilities), (iii) the NEO is not required to relocate to a facility more than 50 miles from the NEO’s principal place of employment at the time of the Sale and (iv) the NEO is provided benefits that are comparable in the aggregate to those provided to the NEO immediately prior to the Sale; or

•

during any period of 12 consecutive months commencing on February 13, 2006, the individuals who constituted our Board of Directors as of February 13, 2006, and any new director who either (i) was elected by the board or nominated for election by our stockholders and whose election or nomination was approved by a vote of more than 50% of the directors then still in office who either were directors as of February 13, 2006, or whose election or nomination for election was previously so approved or (ii) was appointed to the board pursuant to the designation of Quadrangle Entities, cease for any reason to constitute a majority of the board.

In the event of the occurrence of both (i) a change of control and (ii) a concurrent termination of a NEO in accordance with his or her employment agreement and assuming these events took place on December 31, 2008, each NEO will be entitled to the following estimated payments and accelerated vesting:

Named Executive Officer(1)	Cash and Other Benefits(2)	Accelerated Vesting of Outstanding Unvested Shares(3)	Accelerated Vesting of Unexercisable Stock Options(4)	Total(5)
James S. Quarforth	$9,161,441	$—	$651,411	$9,812,852
Michael B. Moneymaker	2,909,773	16,700	227,766	3,154,239
David R. Maccarelli	3,101,635	—	417,384	3,519,019
Mary McDermott	$1,664,110	$6,012	$80,300	$1,750,422

(1)	Mr. Rosberg has been excluded from this table due to his announced retirement on March 31, 2009.
(2)	These payments include the present value of the following payments and benefits: (a) termination payment, (b) non-compete payment, (c) 2008 earned and unpaid TIP payment, which is included in the Summary Compensation table (as of December 31, 2008, we have an accrued TIP liability covering our NEOs of $1.4 million in the aggregate), (d) TIP payment for the severance period, (e) continued participation in our welfare benefit plans during the termination period, (f) participation in our post-retirement medical and life insurance benefits plan, regardless of whether the NEOs are otherwise eligible to participate in such plan, (g) accrued pension benefit, such amount payable over time in the form of an annuity commencing at the later of age 55 or the date of termination, and (h) SERP lump sum payment, inclusive of additional vesting of two years for purposes of this payment and which does not represent a permanent increase in vesting and the application of the minimum benefit percentage, which reduces the 50% early commencement reduction based on the number of years of service each NEO has achieved toward receiving a full benefit (as of December 31, 2008, we have an accrued SERP liability covering our NEOs of $6.6 million in the aggregate).
(3)	Represents the intrinsic value of accelerated restricted stock, which is the difference between the closing stock price on the grant date and the market price per share on December 31, 2008 of $24.66, multiplied by the number of accelerated restricted shares. For details on each NEOs’ unvested restricted stock outstanding as of December 31, 2008, see the table titled “Outstanding Equity Awards at Fiscal Year End” included herein.
(4)	Includes the value of 100% of each NEOs’ unexercisable stock options at the market price per share on December 31, 2008 of $24.66, less the required exercise payment price per share. For details on each NEOs’ unexercisable stock options outstanding as of December 31, 2008, see the table titled “Outstanding Equity Awards at Fiscal Year End” included herein.
(5)	In addition, each NEO will be entitled to payment of the NEO’s earned and unpaid base salary to the date of termination, if any. The NEO will also be entitled to unreimbursed business and entertainment expenses in accordance with our policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with our employee benefit plans. Termination also will not divest the NEO of any previously vested benefit or right unless the terms of such vested benefit or right specifically require divestiture where the NEO’s employment is terminated for cause.

In the event of a change of control and a NEO is still employed by us at such time, the term of each employment agreement will be extended so that the term will not expire for at least 24 months from the date of the change of control. Upon the occurrence of a change of control and a NEO remains employed by us and assuming the change of control took place on December 31, 2008, each NEO will be entitled to the following estimated payments:

Named Executive Officer(1)	Cash and Other Benefits(2)
James S. Quarforth	$3,017,160
Michael B. Moneymaker	900,072
David R. Maccarelli	1,015,418
Mary McDermott	$498,272

(1)	Mr. Rosberg has been excluded from this table due to his announced retirement on March 31, 2009.
(2)	Includes the present value of a SERP lump sum payment, inclusive of additional vesting of two years for purposes of this payment and which does not represent a permanent increase in vesting (as of December 31, 2008, we have an accrued SERP liability covering our NEOs of $6.6 million in the aggregate).

Severance Arrangements

Each NEO’s employment agreement provides for severance arrangements upon the occurrence of certain events. Each NEO’s employment agreement terminates automatically upon his or her death. In addition, we may terminate the NEO’s employment if he or she becomes disabled. We may also terminate the NEO’s employment for any other reason with or without cause (as defined in the employment agreement). The NEO may terminate his or her employment upon prior written notice of at least 60 days. If the NEO terminates his or her employment for good reason (as defined in the employment agreement), it will be deemed a termination of the NEO’s employment without cause by us.

If the NEO’s employment is terminated for any reason, the NEO is entitled to receive (i) earned and unpaid base salary to the date of termination; (ii) unreimbursed business and entertainment expenses; and (iii) the employee benefits to which he or she is entitled pursuant to the applicable employee benefit plans. If the NEO’s employment is terminated other than for cause or if he or she terminates his or her employment for good reason, the NEO also will be entitled to receive a pro rata portion of his or her bonus payments from the TIP for that year. If the NEO is terminated, other than for cause or upon death or disability, or if he or she terminates his or her employment for good reason, the NEO is entitled to receive (i) a percentage of his or her base salary (75% for Ms. McDermott, 50% for Messrs. Quarforth and Moneymaker and 40% for Messrs. Rosberg and Maccarelli) for 24 months; (ii) a lump sum, determined on a net present value basis, equal to two times the full bonus potential under the TIP for the year of the termination; (iii) continued participation in the employee welfare benefit plans (other than disability and life insurance) for 24 months; and (iv) post-retirement medical benefits, regardless of whether such NEO is otherwise eligible for them, under our post-retirement medical benefit plan. To the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, we will delay termination payments for a period of six months after termination or, if earlier, until the NEO’s death, as necessary to avoid any excise tax. After such delay expires, all payments which would have otherwise been required to have been made during such delay period shall be paid to the NEO in one lump sum payment. Thereafter, the percentage of base salary payments will continue for the remainder of the termination period in such periodic installments as were being paid immediately prior to the termination date. If the NEO dies while still an employee, the NEO’s surviving spouse or, if none, the NEO’s estate is entitled to payment of any earned and unpaid bonus payments under the TIP for that year, and the death benefits under our employee benefit plans will be paid to the NEO’s beneficiaries.

In addition, if the NEO is terminated without cause or if he or she terminates his or her employment for good reason, the remaining unvested portion of the restricted shares of Common Stock owned by such NEO will vest proportionately based on the number of full years that have elapsed since the grant date of the restricted shares through the date of termination.

In the event we terminate the NEO’s employment involuntarily and without cause in contemplation of or within nine months after a change of control, then the NEO’s entire stock option and restricted stock awards will fully vest and become exercisable immediately prior to such NEO’s termination date. A NEO’s employment will be considered to have been terminated “in contemplation of” a change of control only if we make a public announcement or file a report or proxy statement with the SEC disclosing a transaction or series of transactions, which, if completed, would constitute a change of control and a NEO’s employment is terminated by us without cause during the period beginning with such disclosure and ending the earlier of (x) the date that the Board, acting in good faith, adopts a resolution stating that the transaction or series of transactions will not be completed or (y) the date that such transaction or series of transactions is completed.

If any benefits payable or to be provided under the employment agreements and any other payments from us or any affiliate would subject the NEO to any excise taxes and penalties imposed on “parachute payments” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, or any similar tax imposed by state or local law, then such payments or benefits will be reduced (but not below $0) if, and only to the extent that, such reduction will allow the NEO to receive a greater net after tax amount than the NEO would receive without such reduction.

As part of each NEO’s employment agreement and as consideration for the termination payments described above, during the NEO’s employment and for a period of 24 months thereafter, which we refer to as the non-competition period, the NEO will (i) not compete, directly or indirectly, with us or any subsidiary or (ii) solicit certain current and former employees. As consideration for the NEO’s non-competition and non-solicitation agreement, the NEO will receive an amount equal to a percentage of his or her base salary during the non-competition period, but only if we have terminated the NEO without cause or if the NEO has terminated his or her employment for good reason. The applicable percentages are 60% for Messrs. Rosberg and Maccarelli, 50% for Messrs. Quarforth and Moneymaker and 25% for Ms. McDermott. If the NEO breaches any of the non-competition or non-solicitation restrictions, the NEO will not receive any further payments and the NEO will repay any payments previously received. The agreements also prohibit the NEOs from using any of our confidential or proprietary information at any time for any reason not connected to their employment with us.

The following table shows the estimated payments and benefits for each NEO under the various employment termination scenarios discussed above assuming the triggering event took place on December 31, 2008 and the price per share of our Common Stock was $24.66 per share, the closing market price as of that date.

Triggering Event	James S. Quarforth	Michael B. Moneymaker	Carl A. Rosberg[a]		David R. Maccarelli	Mary McDermott
Termination for cause[b,h]	$655,538	$250,117	$		$412,980	$174,770
Voluntary termination[c,h]	3,478,968	1,052,386			1,330,617	582,306
Retirement[d,h]	3,478,968	1,052,386		2,259,590	1,514,058	582,306
Death[e,h]	1,756,120	2,060,249			2,240,058	1,241,357
Disability[f,h]	4,648,195	2,184,161			1,701,012	1,233,848
Termination without cause or termination by the NEO for good reason[g,h]	$9,161,441	$2,909,773	$		$3,101,635	$1,664,110

[a]	Due to Mr. Rosberg’s announced retirement date of March 31, 2009, only the retirement scenario has been presented.
[b]

Includes the present value of accrued Pension benefits, which amounts shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which represent a 50% early benefit commencement reduction.

[c]

Includes the present value of accrued Pension and SERP benefits, which amounts shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which represent a 50% early benefit commencement reduction.

[d]

The benefits for Carl A. Rosberg and David R. Maccarelli include the amounts payable in the voluntary termination scenario and the 2008 earned and unpaid TIP payment. For James S. Quarforth, Michael B. Moneymaker and Mary McDermott, the amounts are equal to the voluntary termination scenario because they are not eligible for retirement (age 65 with the completion of five years of service) or early retirement (age 55 with the completion of five years of service) on December 31, 2008.

[e]

Includes the present value of the following payments and benefits: a) accrued Pension benefits payable to the surviving spouse, if applicable, which amounts represent a one-half survivor annuity commencing at the later of the date which the deceased NEO would have attained age 55 or the date of death and which reflects a 50% early benefit commencement reduction, b) accrued SERP benefits payable to the surviving spouse, if applicable, which shall be payable over time in the form of an annuity commencing at the later of the date which the deceased NEO would have attained age 55 or the date of death and which amounts represent a 50% early benefit commencement reduction, c) earned and unpaid TIP payment to the date of termination, which is included in the Summary Compensation table (as of December 31, 2008, we have an accrued liability covering our NEOs of $1.4 million in the aggregate), d) life insurance payment, which is a liability of the life insurance company, representing one time each NEO’s annual salary up to $300,000, for which we pay the premiums and which is a benefit provided to all full-time employees and e) executive supplemental life insurance payout in accordance with each of the NEO’s employment agreements, which is a liability of the life insurance company. The above amounts do not include supplemental life insurance payment, if applicable, for which each NEO paid the full premium and which is a benefit provided to all full-time employees. Supplemental life insurance is a liability of the life insurance company.

[f]

Includes the present value of the following payments and benefits: a) accrued Pension benefits, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which amounts represent a 50% early benefit commencement reduction, b) accrued SERP benefits, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination for those NEOs with seven or more years of service and which amounts represent a 50% early benefit commencement reduction, c) long-term disability coverage until age 65, which is a benefit provided for all full-time employees and which is a liability of our long-term disability provider, d) supplemental long-term disability coverage for Mr. Quarforth until age 65, which is a liability of the long-term disability provider and e) earned and unpaid TIP payment to the date of termination, which is included in the Summary Compensation table (as of December 31, 2008, we have an accrued liability covering our NEOs of $1.4 million in the aggregate).

[g]

Includes the present value of the following payments and benefits: (a) termination payment, (b) non-compete payment, (c) earned and unpaid 2008 TIP payment to the date of termination, which is included in the Summary Compensation table (as of December 31, 2008, we have an accrued liability covering our NEOs of $1.4 million in the aggregate), (d) TIP payment for the severance period, (e) continued participation in our welfare benefit plans during the termination period, (f) participation in our post-retirement medical and life insurance benefits plan, regardless of whether our NEOs are otherwise eligible to participate in such plan, (g) accrued Pension benefit, payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and reflecting an early benefit commencement reduction and (h) accrued SERP benefit of $12.2 million in the aggregate, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination, with additional vesting of two years for purposes of this calculated benefit and which does not represent a permanent increase in vesting and the application of the minimum benefit percentage as described above.

[h]

In addition to the payments included above, each NEO will be entitled to payment of his or her earned and unpaid base salary to the date of termination. The NEO will also be entitled to unreimbursed business and entertainment expenses in accordance with our policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with our employee benefit plans. Termination also will not divest the NEO of any previously vested benefit or right unless the terms of such vested benefit or right specifically require divestiture where the NEO’s employment is terminated for cause.

AUDIT COMMITTEE

Pursuant to SEC rules for proxy statements, the Audit Committee of the Board of Directors has prepared the following Audit Committee Report. The Audit Committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the Audit Committee.

Audit Committee Report

The primary function of the Audit Committee of the Board of Directors is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing:

•	our accounting and financial reporting processes;

•	the reliability of our financial statements;

•	the effective evaluation and management of our financial risk;

•	our compliance with laws and regulations; and,

•	the maintenance of an effective and efficient audit of our annual financial statements by a qualified and independent auditor.

The Audit Committee operates under a written charter. The Audit Committee charter provides that the Audit Committee shall preserve open avenues of communication among the external auditors, internal auditors, financial management, senior management, the Audit Committee and the Board of Directors. During the past year, the Audit Committee has reviewed its charter and determined that the charter adequately and effectively defines the duties and responsibilities of the Audit Committee. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee is accountable and responsible to the full Board of Directors.

Composition and Qualifications of Audit Committee

The Audit Committee presently consists of three non-employee directors: Mr. Heneghan (Chairperson), Mr. Biltz and Mr. Vaughn. Each member of the Audit Committee is independent, financially literate and is free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of independent judgment as a member of the Audit Committee. The Board of Directors has determined that Messrs. Heneghan and Vaughn are each an “audit committee financial expert,” as defined by regulations promulgated by the SEC. The Audit Committee is, and will continue to be, composed of members that meet the independence, knowledge and experience requirements of Nasdaq as set forth in the NASD Listing Standards for Nasdaq-listed companies.

Election and Meetings

The Board of Directors annually elects the members of the Audit Committee to serve for a term of one year or other length of term, in the discretion of the Board of Directors, and shall otherwise serve until their successors are duly elected and qualified. Each member of the Audit Committee shall serve at the pleasure and discretion of the Board of Directors and may be replaced or removed by the Board of Directors at any time and from time to time in its discretion. The Board of Directors shall designate the Chairman of the Audit Committee.

The Audit Committee meets quarterly, or more frequently as circumstances require. The Audit Committee met five times during 2008. The Audit Committee meets as often as it deems advisable with representatives from our executive management and independent registered public accounting firm in separate sessions to discuss any matters that the Audit Committee or either of these groups believes should be discussed. In addition, the Audit Committee or its Chairperson meets with representatives of the independent registered public accounting firm and our management at least quarterly to review our financial statements.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee performed the following during the year ended December 31, 2008:

Documents/Reports Review

1. Reviewed and discussed our annual financial statements, management’s updates on internal control over financial reporting and all certifications, reports, opinions or reviews rendered by our independent registered public accounting firm.

2. Discussed with our financial management and representatives of the independent registered public accounting firm, prior to filing with the SEC, audited and unaudited financial statements and certain other disclosures to be included in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports that contain financial information. Management has represented to the Audit Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Independent Registered Public Accounting Firm

3. Recommended to the Board of Directors the selection of KPMG LLP as our independent registered public accounting firm for 2009. The Audit Committee evaluates the performance of the independent registered public accounting firm. The Audit Committee has discussed with representatives of the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 114 (Codification of Statements on Auditing Standards, AU Sect. 380), regulations promulgated by the SEC and the Public Company Accounting Oversight Board. These discussions included the scope of the independent registered public accounting firm’s responsibilities; significant accounting adjustments; any disagreements with management; the quality, not just the acceptability, of accounting principles; reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with KPMG LLP that firm’s independence with respect to NTELOS.

4. Approved all fees and other compensation paid to KPMG LLP. Monitored compliance with pre-approval policies and procedures, and otherwise pre-approved all non-audit engagements of KPMG LLP.

5. Periodically consulted with representatives of the independent registered public accounting firm out of the presence of our management regarding internal controls and the fullness and accuracy of our financial statements.

Financial Reporting Process

6. In consultation with representatives of the independent registered public accounting firm and our internal financial and accounting personnel, reviewed the integrity of our financial reporting process, both internal and external.

7. Considered any significant judgments made in management’s preparation of our financial statements and management’s view of each as to the appropriateness of such judgments.

8. Considered the independent registered public accounting firm’s judgments about the quality and appropriateness of our accounting principles as applied to its financial reporting.

Legal Compliance/Risk Management; General

9. Reviewed legal compliance matters, including corporate securities trading policies, and legal matters that could have a significant impact on our financial statements.

10. Reviewed and discussed with management our major financial and operating risks and exposures and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

11. Reviewed the report of management regarding the effectiveness of our internal control over financial reporting contained in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to the audit of the effectiveness of internal control over financial reporting. During the year ended December 31, 2008, management updated the documentation and performed testing and evaluation of our internal control over financial reporting in preparation to respond to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations for the fiscal year ended December 31, 2008. In this regard, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.

Based on the Audit Committee’s discussions with management and KPMG LLP, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements and management’s report on internal control over financial reporting in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

Submitted by: Audit Committee

Daniel Heneghan (Chairman)
Timothy G. Biltz
Jerry E. Vaughn

The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP, independent registered public accounting firm, to audit and report on our financial statements for the year ending December 31, 2009. We have employed KPMG LLP as our independent registered public accounting firm beginning with the year ended December 31, 2003. It is expected that a representative of KPMG LLP will be present at the 2009 Annual Meeting of Stockholders to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

In connection with the audit of the 2008 financial statements, we entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and a mutual exclusion of damages other than the prevailing party’s actual damages.

The following is a description of the fees and expenses billed to us by KPMG LLP for the years ended 2008 and 2007.

	Year ended December 31,
	2008	2007
Audit fees	$835,190	$823,056

Audit-related fees	—	—

Tax fees	—	—

All other fees	—	—

Total	$835,190	$823,056

Audit Fees

Audit fees include fees and expenses paid by us to KPMG LLP in connection with the annual audit of our consolidated financial statements, KPMG LLP’s review of our interim financial statements, KPMG’s review of our Annual Report on Form 10-K and KPMG’s assessment of the effectiveness of the internal controls over our financial reporting. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by our independent auditors. Such services include comfort letters and consents related to SEC registration statements and certain reports relating to our regulatory filings.

Audit Related Fees

KPMG LLP did not perform any audit related services for us during the years ended 2008 and 2007.

Tax Fees

KPMG LLP did not perform any tax services for us during the years ended 2008 and 2007.

All Other Fees

KPMG LLP did not perform any other services for us during the years ended 2008 and 2007.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is that all audit and non-audit services provided by its independent registered public accounting firm, shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for all services to be performed by the independent registered public accounting firm are established periodically by the Audit Committee, detailed as to the particular service or category of services to be performed and implemented by our financial officers. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Any audit or non-audit service fees that we may incur that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services require separate and specific pre-approval by the Audit Committee prior to the performance of services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for audit, audit-related and tax and other services. The Audit Committee may revise the list of pre-approved services from time to time. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the SEC rules on auditor independence.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required but is being presented as a matter of good corporate practice. Notwithstanding stockholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our stockholders. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the 2009 Annual Meeting of Stockholders. However, if any other matters are properly brought before the 2009 Annual Meeting of Stockholders, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies on behalf of NTELOS will be borne by us. In addition, our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

In order for proposals of stockholders to be considered for inclusion in the proxy materials for the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, such proposals must be received by us at our executive offices at 401 Spring Lane, Suite 300, P.O. Box 1990, Waynesboro, Virginia 22980, Attention: Secretary or Assistant Secretary, by November 12, 2009.

Stockholders may bring business before the annual meeting only in accordance with the provisions of our bylaws, which require, among other things, that notice be given to us. The 2010 Annual Meeting of Stockholders is currently scheduled for May 4, 2010. Management may use its discretionary authority to vote against any such proposals.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom this proxy statement has been delivered on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, including the financial statements. Requests should be directed to NTELOS Holdings Corp., 401 Spring Lane, Suite 300, P.O. Box 1990, Waynesboro, Virginia 22980, Attention: Director—Investor Relations. Our Annual Report on Form 10-K also may be accessed through our website at www.ntelos.com. A list of exhibits to the Annual Report on Form 10-K will be included in the copy of the Annual Report on Form 10-K. Any of the exhibits may be obtained by referring to the filings referenced in the exhibit listing, any of which may be obtained at the SEC’s website, www.sec.gov, or by written request to the Director—Investor Relations.

BENEFICIAL OWNERS

Unless we have received contrary instructions, we may send a single copy of our Annual Report, proxy statement and notice of Annual Meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at 401 Spring Lane, Suite 300, P.O. Box 1990, Waynesboro, Virginia 22980, Attention: Director—Investor Relations, to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

By order of the Board of Directors,

James S. Quarforth
Chairman of the Board
Waynesboro, Virginia
March 12, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NTELOS HOLDINGS CORP.

The undersigned stockholder(s) of NTELOS Holdings Corp., a Delaware corporation (“NTELOS”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for NTELOS’ 2009 Annual Meeting of Stockholders, and hereby appoints James S. Quarforth and Michael B. Moneymaker, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of NTELOS to be held at 9:00 a.m. (local time) on Tuesday, May 5, 2009, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York or at any adjournment(s) or postponement(s) thereof, and to vote all shares of the Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” FOR THE PROPOSALS BELOW AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please date, sign and mail your proxy card back as soon as possible!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NTELOS Holdings Corp., Proxy Services, C/O Computershare Investor Services, PO Box 43101, Providence, RI 02940-5067.

- Detach and return this portion only –

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MATTERS (1) AND (2) LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.

1.	ELECTION OF DIRECTORS

Timothy G. Biltz, Daniel Fine, Daniel J. Heneghan, Eric B. Hertz, Michael Huber, Julia B. North, Jerry E. Vaughn and James S. Quarforth

☐	FOR ALL NOMINEES
☐	WITHHOLD AS TO ALL NOMINEES
☐	FOR ALL NOMINEE(S) (Except as written below):

2.	Ratification of the appointment of KPMG LLP by the Audit Committee of the Board of Directors to serve as NTELOS’ independent registered public accounting firm for the fiscal year ending December 31, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof and as to which the undersigned hereby confers discretionary authority.

The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

PLEASE INDICATE IF YOU PLAN TO ATTEND THIS MEETING ☐

Stockholders who plan to attend the Annual Meeting may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders, whose stock is held in street name with a financial institution, must bring a copy of a statement from such financial institution indicating your ownership of NTELOS common stock.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

Signature	Signature if held jointly	Dated , 2009

NOTE: Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee or guardian or as an officer, signing for a corporation or other entity, please give full title under signature.